UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

Pool Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2026 Annual Meeting
and Proxy Statement

Wednesday, April 29, 2026
9:00 a.m. Eastern Time

Online at
www.virtualshareholdermeeting.com/POOL2026

Dear Fellow Shareholder,

I am pleased to invite you to attend our 2026 annual meeting of stockholders (the Annual Meeting) on Wednesday, April 29, 2026, at 9:00 a.m. Eastern Time. The Annual Meeting will be held in a virtual-only format, via live webcast, and there will not be a physical meeting location. You will be able to virtually attend the Annual Meeting, vote and submit your questions by following the instructions in the accompanying proxy materials.

Your vote is important to us. The accompanying Annual Notice of Meeting and Proxy Statement describe the matters being voted on and contain other information relating to Pool Corporation. Please read these materials carefully. Whether or not you plan to virtually attend the meeting, please ensure that your shares are represented by giving us your proxy. You can do so by telephone, by internet or by signing and dating the enclosed proxy form and returning it promptly by mail.

We value your investment in Pool Corporation, and we look forward to your participation in the Annual Meeting.

Sincerely,
Peter D. Arvan
President, Chief Executive Officer and Director

POOL CORPORATION
_____________________
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Pool Corporation (the Company, we, us or our) cordially invites you to virtually attend its 2026 annual meeting of stockholders (the Annual Meeting) on Wednesday, April 29, 2026, at 9:00 a.m. Eastern Time. The Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to virtually attend the Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/POOL2026, entering the 16-digit control number included on your enclosed proxy card and following the instructions for participation and voting.

At the Annual Meeting, you will be asked to:
1.elect the nine director nominees named in our attached Proxy Statement, each to serve a one-year term or until their successors have been elected and qualified;
2.ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2026 fiscal year; and
3.cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in our attached Proxy Statement (the say-on-pay vote).

Stockholders will consider any other business which may properly come before the Annual Meeting. The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation. Please read it carefully.

The Board of Directors has set Thursday, March 12, 2026, as the record date for the Annual Meeting. If you owned shares of the Company’s common stock at the close of business on that date, you are entitled to receive this notice and to vote on the matters to be brought before the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary
Covington, Louisiana
March 26, 2026

Every stockholder’s vote is important. Please sign, date and return the enclosed proxy card, or authorize your proxy by telephone or via the internet as instructed on the proxy card, whether or not you plan to attend the Annual Meeting. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on April 29, 2026:
This notice and the Company’s 2026 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2025 are available at http://ir.poolcorp.com/proxy-statements-annual-reports.

POOL CORPORATION

We include website addresses throughout this Proxy Statement for reference only. The information contained or referenced on our website and other websites mentioned in this Proxy Statement are not a part of this Proxy Statement and are not deemed incorporated by reference into this Proxy Statement or any of our other public filings made with the Securities and Exchange Commission (SEC).

Except for historical and factual information contained herein, matters set forth in our 2026 proxy materials identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws and are subject to the “safe harbor” protection thereunder. Actual events and results may differ materially from those anticipated by us in those statements due to several factors, including those disclosed in our other filings with the SEC. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why did I receive this proxy statement?
A: We are sending this proxy statement to you because our Board of Directors (the Board) is soliciting your proxy to vote your shares at our 2026 annual meeting of stockholders (the Annual Meeting). This proxy statement summarizes information regarding the matters to be voted upon at the Annual Meeting to be held on Wednesday, April 29, 2026, at 9:00 a.m. Eastern Time via live webcast on the internet, and any adjournment or postponement of the meeting. This proxy statement is being sent to record date stockholders on or about March 26, 2026.
Q: Who may vote and how many shares must be represented to hold the Annual Meeting?
A: Only stockholders of record at the close of business on March 12, 2026, may vote. As of that date, there were 36,700,584 shares of our Common Stock outstanding. The holders of a majority of those shares will constitute a quorum, which is necessary to conduct the business of the Annual Meeting. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting either in person or by proxy. If you submit your proxy or if you virtually attend the Annual Meeting, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you beneficially hold your shares in “street name” (as further described below), your shares will be counted in determining a quorum if your bank, broker or other holder of record votes your shares on any matter.
Q: How many votes do I have?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock), owned on the record date for each position to be filled. For each other matter, each stockholder is entitled to one vote per share.
Q: When and how will the virtual Annual Meeting be conducted?
A: The Annual Meeting will be held in a virtual meeting format only on Wednesday, April 29, 2026, at 9:00 a.m. Eastern Time via live webcast on the internet, accessible at www.virtualshareholdermeeting.com/POOL2026. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Q: What proposals will be voted on at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:
(1)elect the nine director nominees named in this Proxy Statement to the Board of Directors, each to serve a one-year term or until their successors have been duly elected and qualified;
(2)ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2026 fiscal year; and
(3)cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote).

Stockholders will consider any other business which may properly come before the Annual Meeting. The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: How does the Board recommend that I vote?
A: The Board unanimously recommends that you vote your shares FOR the election of each of the director nominees and FOR proposals 2 and 3 described above.

Q: How can I vote my shares without virtually attending the Annual Meeting?
A: The answer depends on whether you hold shares registered directly in your name (holder of record), or indirectly through a bank, broker, trustee or other holder of record (beneficial owner).
•Holder of record. You are the holder of record if your shares are registered in your name with our registrar, Computershare Trust Company, N.A. In this case, we sent these proxy materials directly to you. You may vote your shares electronically during the Annual Meeting, or you may grant us your proxy to vote your shares by using the enclosed proxy card or by telephone or the internet. The proxy card provides voting instructions.
•Beneficial owner. You are the beneficial owner if you hold your shares indirectly through a bank, broker, trustee or other holder of record who holds shares on your behalf. (Beneficial owners holding their shares at a bank or through a brokerage account are sometimes called “street name” holders.) In this case, we sent these proxy materials to the holder of record, who forwarded them to you with a voting instruction card. As the shares’ beneficial owner, you may direct your bank, broker, trustee or other holder of record how to vote, and you are also invited to participate in the meeting. Please refer to the information provided by your bank, broker, trustee or other holder of record for further information on how to virtually attend the Annual Meeting, vote and submit questions.
Q: Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person meeting?
A: Yes. For the convenience of our stockholders and employees, our Board has determined to hold the Annual Meeting solely by means of remote communication via live webcast on the internet. This is often referred to as a “virtual annual meeting.” The virtual stockholder meeting webcast, hosted by Broadridge, allows all stockholders to join the meeting, regardless of location. We have taken steps to ensure that the format of the virtual Annual Meeting affords stockholders a similar experience and opportunities to participate comparable to those associated with in-person meetings. You can access the rules of conduct for the meeting on the meeting website at www.virtualshareholdermeeting.com/POOL2026.
You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number found on your proxy card or voting instruction card. Questions may also be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/POOL2026. Subject to our rules of conduct for the meeting, we will respond to as many inquiries at the Annual Meeting as time allows. Off-topic, personal or other inappropriate questions will not be answered.
Q: How can I attend and vote during the virtual Annual Meeting?
A: If you are a stockholder of record at the close of business on March 12, 2026, the record date, you will be able to virtually attend the Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/POOL2026. Please enter the 16-digit control number included on your proxy card and follow the instructions for participation and voting.
If you are a beneficial owner of shares, you may also vote electronically at the Annual Meeting only if you obtain a legal proxy from your broker, bank or other nominee. However, even if you plan to virtually attend the Annual Meeting, we recommend that you vote your shares in advance using the voting instruction card forwarded to you by your nominee. This will ensure that your vote will be counted if you are unable to attend the Annual Meeting or to obtain a legal proxy from your nominee.
Q: What if I have technical difficulties during the check-in time or during the Annual Meeting?
A: If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/POOL2026. Please be sure to check in by 8:45 a.m. Eastern Time on Wednesday, April 29, 2026, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live webcast begins.
Q: Could other matters be decided at the Annual Meeting?
A: Stockholders have not submitted to us any matters to be considered at the Annual Meeting in conformity with our Bylaws, and we are otherwise unaware of any matters to be presented other than those described in this Proxy Statement. By signing and returning the enclosed proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, including any adjournment or postponement thereof, and they intend to vote on any such matter as recommended by the Board.
Q: What if I do not indicate my voting instructions for one or more of the matters on my proxy card?
A: If you execute and return your proxy card but do not give voting instructions with respect to some or all of the matters brought before the Annual Meeting, your shares will be voted with respect to such matters as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed and returned proxies will be voted FOR the election of each of the director nominees and FOR proposals 2 and 3 (the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026 and the say-on-pay vote).

Q: What happens if I do not vote? What is discretionary voting authority, and what is a broker non-vote?
A: If you are a holder of record and do not return a proxy or vote at the Annual Meeting, your shares will not be voted.
If you are a beneficial owner, you are entitled to give voting instructions to your bank, broker or other holder of record, and they must vote your shares according to your timely-submitted and properly completed instructions. If you do not properly or timely provide instructions, then brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters. A “broker non-vote” occurs when a beneficial owner does not give voting instructions to the bank, broker or other holder of record on matters deemed “non-routine.” Broker non-votes are treated as (i) present for purposes of determining the existence of a quorum at the Annual Meeting and (ii) not cast or entitled to be voted with respect to matters submitted to a vote.
Proposal 2, the ratification of the retention of our independent registered public accounting firm, is the only matter to be brought before the Annual Meeting that is considered routine, and thereby is the only matter upon which your broker or other nominee has discretionary authority to vote if you do not provide voting instructions. The remaining proposals listed in this Proxy Statement (the election of directors and the say-on-pay vote) are considered non-routine matters. For both of these matters, the failure of beneficial holders to timely submit voting instructions will result in broker non-votes with respect to such holder’s beneficially owned shares.
Q: What are the voting options and the vote required to approve each proposal? What are the effects of abstentions and broker non-votes?

Proposal	Voting Options	Vote Required to Approve the Proposal (1)	Effect of Abstentions	Effect of Broker Non-Votes
No. 1 - Elect the nine director nominees named in this Proxy Statement	You may vote for or against each director nominee, or you may abstain.
To be elected, each director nominee must receive an affirmative vote of the majority of votes cast. This means that the votes cast “for” a nominee’s election must exceed the votes cast “against” the nominee. (2)
			No effect because only votes cast are considered	No effect because only votes cast are considered

No. 2 - Ratify retention of independent registered public accounting firm for 2026	You may vote for or against the proposal, or you may abstain.	This proposal must receive an affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote.	Same effect as votes against	Brokers have discretionary authority to vote on this proposal, so we do not anticipate that there should be any broker non-votes on this item.

No. 3 - Say-on-pay vote	You may vote for or against the proposal, or you may abstain.	This proposal must receive an affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote.	Same effect as votes against	No effect because shares are not entitled to be voted
(1) Under our Bylaws, each matter, other than the election of directors, requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote on such matter, except as otherwise provided by law, our Certificate of Incorporation, or our Bylaws.

(2) This is the voting standard applicable to the Annual Meeting’s uncontested election of directors. In contested elections (where the number of director nominees exceeds the number of directors to be elected), our directors would instead be elected by a plurality of shares of our Common Stock voted.

Q: Can I change or revoke my proxy?
A: Yes. If you are a record holder, you may change or revoke your proxy at any time before the shares are voted at the Annual Meeting by either:
a)timely mailing (i) a new properly executed proxy with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or
b)virtually attending the Annual Meeting and voting electronically.
Attending the Annual Meeting without voting will not revoke your proxy.
If you hold your shares in street name, you may timely submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.
Q: Why did I receive more than one set of proxy materials?
A: Receiving more than one set of proxy materials generally means you have shares held in different names or different accounts. It’s important that you respond to all the proxy solicitation requests to ensure that all of your shares are voted.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone or electronic mail. We also pay all Annual Meeting expenses.
Q: Who presides over the Annual Meeting?
A: Our chairman of the board will preside over the Annual Meeting. The chairman will have the power to declare the actions of any stockholder as out of order, and he may also disregard any proposed nomination of a director nominee or any other matter that is not presented in accordance with our Bylaws. The chairman may also exercise broad discretion regarding (i) recognizing stockholders who wish to speak, (ii) determining the extent of discussion of each item of business and (iii) consolidating the Company’s responses to similar questions. In the chairman’s absence, our chief executive officer, or in his absence any other person designated by the Board or the chairman, will act as chairman of and preside at the meeting.
Q: What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Q: Who counts the votes?
A: Broadridge Financial Solutions tabulates the votes.

Election of Directors
(Proposal 1)

General

Our Bylaws permit the size of our Board to be increased or decreased from time to time by Board resolution. Currently, the Board consists of nine members.

Board Refreshment

We are committed to board refreshment, balancing the value of directors with deep knowledge with those who offer new perspectives. If all of our director nominees are elected at the Annual Meeting, the average tenure of our independent directors will be 7.1 years, down from 13.7 years in 2018.

As previously announced, Carlos A. Sabater notified the Board that he will retire from service on the Board at the end of his current term, and accordingly, will not stand for re-election at the 2026 Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Mark A. Pompa for election to the Board at the Annual Meeting. We selected Mr. Pompa as a director nominee following a search we conducted with assistance from a nationally-recognized search firm.

2026 Board Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the nine individuals listed in the biographies below to serve a one-year term. Other than Mr. Pompa, each of the nominees was elected by stockholders at the 2025 annual meeting. Each nominee has indicated a willingness to serve if elected. If any nominee is unable or unwilling to take office at the time of the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board. If elected, each nominee will serve until the 2027 annual meeting of stockholders, until a successor is elected and qualified or until earlier resignation or removal.

Our Bylaws require a majority voting standard in uncontested director elections. This means that if a director receives more votes against than for, the director must submit a resignation offer to the Board.  The Board, after considering the Nominating and Corporate Governance Committee’s recommendation, must decide within 90 days of certifying election results whether to accept, reject or take other action on the resignation

Board Assessment and Membership Criteria

At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. When identifying, evaluating and considering potential nominees, our Nominating and Corporate Governance Committee looks for candidates with relevant business, industry or educational experience as well as demonstrated character and judgment, in accordance with our Corporate Governance Guidelines. The committee seeks individuals with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. The committee also seeks nominees who have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to their duties and show a commitment to serving on our Board for a meaningful period of time.

When reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee considers the director independence and committee requirements of The Nasdaq Stock Market LLC (Nasdaq) listing rules and all legal requirements. Our Board seeks independent directors with a broad range of experience, professions, skills, geographic representation, perspectives and backgrounds to enhance the efficacy of Board deliberations and decisions. New directors receive orientation on our business and operations to optimize their service as directors. From time to time, the Nominating and Corporate Governance Committee may engage nationally-recognized search firms to help identify director candidates.

Based on these criteria, the Nominating and Corporate Governance Committee and Board believe all nominees are qualified to serve. The Board has determined that seven of our nine director nominees, including all committee members, are independent under Nasdaq listing rules. The Board has further determined that all three current members of our Audit Committee qualify as “audit committee financial experts,” as defined by the SEC rules. Collectively, we believe our director nominees bring a range of skills and experience well-suited to oversee our operations and industry, as described in the individual biographies below.

Board Composition

The Board’s effectiveness relies on its ability to successfully navigate a broad spectrum of challenges. The Board’s composition and culture are crucial; varying backgrounds and periodic refreshment strengthen the Board’s ability to provide effective oversight and achieve its ultimate goal of maximizing stockholder value. We are committed to maintaining a balanced board, with members who bring a variety of skills, expertise, experiences, perspectives and personal characteristics. We are also committed to a balanced approach to director tenure, allowing the Board to benefit from the knowledge and experience of longer-serving directors as well as fresh perspectives from newer directors.
Information about our Director Nominees

The following biographies provide information on each director nominee, including tenure, business experience and qualifications, education and other public company board service.  While the summaries are not exhaustive, they highlight the primary experiences, key attributes and skills that led the Nominating and Corporate Governance Committee and our Board to nominate these individuals to serve as directors of our Company.  In addition to these qualifications, we believe each of our directors has a reputation for demonstrating integrity, honesty, high ethical standards and sound judgment.

The Board unanimously recommends a vote FOR each of the below-listed director nominees.

Business experience:
Mr. Arvan has served as our president and chief executive officer since January 2019. He served as our executive vice president from January 2017 to January 2019 and as our chief operating officer from August 2017 to January 2019. Prior to joining Pool Corporation, Mr. Arvan served as chief executive officer of Roofing Supply Group from 2013 to 2015 and as president of GE/SABIC Polymershapes from 2004 to 2013.

Other qualifications:
Mr. Arvan graduated cum laude from the State University of New York at Utica with a Bachelor of Professional Studies in Business Administration. Among other qualifications, Mr. Arvan brings to the Board senior leadership experience, strong operating expertise and marketing and strategic planning knowledge.

Peter D. Arvan Age: 60 Director since: 2019 Areas of expertise include: •Management •Strategic planning •Marketing •Operations •Industry knowledge

Business experience:
Ms. Gervasi currently serves as a senior advisor and executive coach at My Next Season, a consulting company. From 2012 to 2020, she served as the chief human resources officer and later as an executive advisor to the CEO and board of directors of The Hartford Financial Services Group, Inc. (The Hartford; NYSE: HIG), an insurance and investment company, where she also served as senior vice president of human resources from 2010 to 2012. Prior to joining The Hartford, Ms. Gervasi held a variety of human resource positions with General Electric and Saudi Basic Industries, where she gained a strong foundation in managing global workforces and driving business transformations.
Other qualifications:
Ms. Gervasi earned a bachelor’s degree in American Studies and Business from the University of St. Joseph, and she holds a Master of Business Administration in human resources from the Lally School of Management and Technology at Rensselaer Polytechnic Institute. Among other qualifications, Ms. Gervasi brings to the Board extensive leadership and human capital experience and a strong history of leadership development and talent management across multiple industries.

Martha S. Gervasi Independent Age: 64 Director since: 2021 Areas of expertise include: •Mergers and acquisitions •Strategic planning •Corporate governance •Succession planning •Human resources/compensation

Business experience:
From 2018 to 2022, Mr. Hope was executive vice president and chief financial officer of Performance Food Group Company (PFG; NYSE: PFGC); he served as PFG’s executive vice president of operations from 2014 to 2018. Prior to joining PFG, Mr. Hope spent 26 years in various executive leadership roles at Sysco Corporation (NYSE: SYY), a food distributor, most recently serving as executive vice president of business transformation. Before that, Mr. Hope progressed through several financial and sales leadership positions including senior vice president of sales and marketing and president and CEO of Sysco’s Kansas City operating company.

Other directorships:
Mr. Hope has served as a director of Core & Main Inc. (NYSE: CNM), a specialized distributor of water, wastewater, storm drainage and fire protection products, since 2024.

Other qualifications:
Mr. Hope holds a Bachelor of Business Administration from the University of Texas at Austin and brings to the Board a well-rounded background including public company accounting and reporting, deep experience in all aspects of mergers and acquisitions, strategic planning, and risk management and mitigation.

James D. Hope Independent Age: 66 Director since: 2022 Areas of expertise include: •Finance •Strategic planning •Mergers and acquisitions •Operations •Distribution

Business experience:
Mr. Murphy is the president and chief executive officer of Ferguson Enterprises Inc. (Ferguson; NYSE: FERG), a leading value-added North American distributor of construction products. From 2017 to 2019, he was chief executive officer of U.S. operations at Ferguson and from 2007 to 2017 he served as the chief operating officer of the U.S. business segment. Prior to that, Mr. Murphy gained extensive experience in strategic development and operational performance improvement in a number of leadership positions since he joined Ferguson in 1999 as an operations manager following the acquisition of his family’s business, Midwest Pipe and Supply.
Other directorships:
Mr. Murphy has served as a director of Ferguson (NYSE: FERG) since 2017.
Other qualifications:
Mr. Murphy holds a Bachelor of Science in Business and Marketing from Miami University. Among other qualifications, Mr. Murphy brings to the board extensive senior leadership and distribution experience and a strong history of strategic operational experience.

Kevin M. Murphy Independent Age: 56 Director since: 2024 Areas of expertise include: •Mergers and acquisitions •Strategic planning •Operations •Risk management •Distribution

Business experience:
From 2017 to 2019, Mrs. Oler served as senior vice president/president, North America of W.W. Grainger, Inc. (Grainger; NYSE:GWW ), a distributor of maintenance, repair and operating supplies used by businesses and institutions, gaining strong expertise in business turnarounds and leading transformational initiatives, including a Canadian business turnaround, sales end market segmentation and new pricing models. She joined Grainger as regional sales vice president in 2002 and held several roles with increasing responsibility. Prior to joining Grainger, Mrs. Oler gained extensive sales and leadership experience with Alliant FoodService, Inc. from 1996 to 2002, Kraft Foods from 1986 to 1996 and I. Feldman & Company from 1973 to 1986.
Former directorships:
Mrs. Oler served as a director of Horizon Global Corporation (formerly NYSE: HZN), a leading manufacturer of branded towing and trailering equipment, from 2020 until Horizon was acquired by a private company in 2023.
Other qualifications:
Mrs. Oler holds a Bachelor of Science from the University of Maryland. Among other qualifications, Mrs. Oler brings to the Board extensive leadership and general management experience, a strong history of strategic go-to-market and sales team development, a proven track record of driving revenue growth and significant customer service experience.

Debra S. Oler Independent Age: 71 Director since: 2018 Areas of expertise include: •Management •Marketing and sales •Business development •Turnarounds and business transformation •Distribution

Business experience:
Mr. Perez de la Mesa served as our president and chief executive officer from 2001 until his retirement at the end of 2018; he served as our president and chief operating officer from 1999 to 2001. Prior to leading Pool Corporation, he gained extensive general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982.
Other directorships:
Mr. Perez de la Mesa has served as a director of Advanced Drainage Systems, Inc. (NYSE:WMS), a publicly traded manufacturer of pipe and related waterworks products in North America, since 2019.
Other qualifications:
Mr. Perez de la Mesa holds a Bachelor of Business Administration from Florida International University and a Master of Business Administration from St. John’s University. Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, more than 25 years of industry knowledge, a broad strategic vision for the Company and a strong financial acumen.

Manuel J. Perez de la Mesa Age: 69 Director since: 2001 Vice Chairman since: 2019 Areas of expertise include: •Management •Strategic planning •International operations •Finance •Industry knowledge

Business experience:
From 2006 until his retirement in 2024, Mr. Pompa served as executive vice president and chief financial officer of EMCOR Group, Inc. (EMCOR, NYSE: EME), a mechanical and electrical construction and facilities services provider. Prior to that, he was senior vice president and chief accounting officer of EMCOR from 2003 to 2006, and he served as treasurer from 2003 to 2007. He joined EMCOR in 1994, serving as vice president and controller until 2003. Prior to joining EMCOR, Mr. Pompa was an audit and business advisory manager at Arthur Anderson LLP.
Other directorships:
Mr. Pompa serves as a director of Apogee Enterprises, Inc. (NYSE: APOG), a science, technology and engineering solutions company.
Other qualifications:
Mr. Pompa received a Bachelor of Business Administration from Pace University. Among other qualifications, Mr. Pompa brings to the board a strong financial acumen and deep experience in SEC financial reporting. He also has extensive senior leadership experience, as well as significant expertise in risk management, investor relations, and financial planning.

Mark A. Pompa Independent Age: 61 Areas of expertise include: •Finance •Risk management •Executive compensation •Mergers and acquisitions •Operations

Business experience:
From 1996 to 1999, Mr. Stokely served as president, chief executive officer and chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores, prior to its acquisition by SuperValu Inc.
Other directorships:
From 2014 through October 2025, Mr. Stokely served as a director of Malibu Boats (Nasdaq: MBUU), a manufacturer of recreational powerboats.
Other qualifications:
Mr. Stokely holds a Bachelor of Arts from the University of Tennessee. Among other qualifications, he brings to the Board experience in providing strategic, financial and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Stokely’s previous experience as chief executive officer of Richfood Holdings, Inc. afforded him with significant acquisition experience.

John E. Stokely
Independent

Age: 73
Director since: 2000
Lead independent director since: 2003
Chairman since: 2017

Areas of expertise include:
•Management
•Finance
•Operations
•Corporate governance
•Distribution

Business experience:
Mr. Whalen served as president and chief executive officer of A.T. Cross Company (later Costa Inc.) from 1999 to 2014, when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. Prior to joining Cross, Mr. Whalen held various senior positions with Bausch & Lomb Inc. and the G. Heileman Brewing Company and was a consultant for Booz Allen Hamilton.
Former directorships:
Throughout his tenure as CEO, Mr. Whalen was a director of A.T. Cross Company (formerly Nasdaq: ATX). Additionally, from 2017 to May 2024, Mr. Whalen served as a director of Delta Apparel Inc. (formerly NYSE: DLA), a branded apparel company.
Other qualifications:
Mr. Whalen holds a Bachelor of Arts degree with honors from Trinity College and a Master of Business Administration from the University of Chicago. Among other qualifications, he brings to the Board a background in developing and implementing operating strategies for global companies, identifying and integrating successful acquisitions and valuable senior leadership experience.

David G. Whalen Independent Age: 68 Director since: 2015 Areas of expertise include: •Finance •Strategic planning •Marketing •Mergers and acquisitions •International operations

Corporate Governance

Corporate Governance Documents

Our internet address is www.poolcorp.com. Under our website’s “Investors” section under the “Governance” link, you will find the following corporate governance documents available free of charge via hyperlink:

•Corporate Governance Guidelines;
•charters for the Audit, Compensation and Human Capital Management, Nominating and Corporate Governance and Strategic Planning Committees;
•Code of Business Conduct and Ethics; and
•other relevant documents.

Board Matrix

The matrix below highlights the key experience, qualifications, attributes, skills and background information that the Nominating and Corporate Governance Committee considered for each director nominee. The matrix is not intended to capture all contributions of our director nominees, and some nominees may have additional relevant qualifications not listed below.

Knowledge, skills, and experience:	Peter Arvan	Martha Gervasi	James Hope	Kevin Murphy	Debra Oler	Manuel Perez de la Mesa	Mark Pompa	John Stokely	David Whalen
Senior executive management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Finance/accounting	✓		✓			✓	✓	✓	✓
Audit committee financial expert			✓				✓		✓
Strategic planning/ business development	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk management			✓	✓			✓
Marketing	✓			✓	✓				✓
Mergers and acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓
Operational expertise	✓		✓	✓	✓	✓	✓	✓	✓
International operations	✓	✓		✓	✓	✓	✓		✓
Corporate governance/compliance		✓			✓	✓	✓	✓	✓
Human resources/ executive compensation		✓		✓		✓	✓
Distribution expertise	✓		✓	✓	✓	✓		✓

Director Independence

Under Nasdaq listing rules, a director is considered independent if they have no relationship with management or the Company that, in the opinion of the Board, would impair their independent judgment. The Board has determined that all current directors, except Mr. Arvan, our current president and chief executive officer, and Mr. Perez de la Mesa, our former president and chief executive officer, meet Nasdaq’s definition of independence. The independent directors meet in executive session (without management present) at each Board and committee meeting.
Board Leadership Structure

Pool Corporation is governed by its Board, which is led by an independent chairman, and four standing committees, all composed entirely of independent directors. Details on the Board’s structure and the specific responsibilities of the Board and its committees are provided below.
Mr. Stokely currently serves as chairman. His responsibilities include:

•preside over Board meetings, executive sessions of the independent directors, and stockholders’ meetings;
•serve as the Board’s principal intermediary with senior management between meetings;
•schedule Board meetings in consultation with our chief executive officer (CEO) and other Board members;
•consult on meeting agendas with our CEO and other Board members;
•assess the quality, quantity and timeliness of the flow of information from management to the Board;
•direct the retention of independent consultants who report directly to the Board, as needed;
•oversee compliance with and implementation of corporate governance policies;
•develop agendas for meetings or executive sessions of the independent directors;
•assign tasks to the Board’s committees, as needed;
•assist the chair of the Compensation and Human Capital Management Committee with the CEO’s performance evaluation; and
•perform such other functions as directed by the Board.

The CEO is principally responsible for operating and managing the Company. We believe separating the chairman and CEO roles has worked effectively for us since 2001, enabling our CEO to focus on business operations and strategy and the chairman to provide independent Board leadership and oversight. Our Bylaws also allow the Board to elect a vice chairman to act in the absence of the chairman or CEO. Mr. Perez de la Mesa has served as vice chairman since 2019.

Director Attendance at Meetings

Our Board held four meetings in the 2025 fiscal year. As stated in our Corporate Governance Guidelines, we encourage and expect directors to attend Board and committee meetings. In the 2025 fiscal year, each director attended 75% or more of the meetings of the Board and the committees on which they served.

We also expect our directors to attend the annual meeting of stockholders. All directors in office at the time attended last year’s annual meeting.

Role of the Board and its Committees in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board to enhance long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interests of our Company and our stockholders. In discharging this obligation, our Board and its committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board oversees our risk management programs, ensures that an appropriate culture of risk management exists within the Company, and assists management in addressing specific risks, including strategic, financial, regulatory, cybersecurity, compensation and operational risks.

Our Board maintains systems and processes that assist in identifying and overseeing the management of material risks. As reflected in our Code of Business Conduct and Ethics, the Board seeks to establish a “tone at the top” that communicates a strong commitment to ethical behavior and compliance with the law. To further these goals, the Board regularly includes agenda items related to its risk oversight obligations and meets with various members of management on a range of topics, including regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, cybersecurity, sustainability, insurance, information technology and operations. The Board also sets and regularly reviews quantitative and qualitative limits on managerial authority. Further, in overseeing the strategic direction of our Company, the Board considers the potential rewards and risks of business opportunities and challenges and monitors the management of risks that may impact our strategic goals.

While risk oversight is ultimately the responsibility of the full Board, we also empower our Board committees to address risk oversight in their respective areas of expertise and to regularly report on their activities to the full Board. The Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals. The Compensation and Human Capital Management Committee assesses risks related to our compensation programs, and the Nominating and Corporate Governance Committee monitors governance risks. The Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics and other legal and regulatory matters affecting our Company, including compliance policies. The Audit Committee also discusses major financial risk exposures and steps management has taken to monitor and control these exposures, including our risk assessment and risk management policies. In addition, the Audit Committee assists the Board in reviewing cybersecurity risk with management. Our senior director of enterprise risk management and internal audit reports to, and regularly meets in executive session with, the Audit Committee.
Compensation-Related Risk
Our Compensation and Human Capital Management Committee assesses risks associated with our compensation policies and practices. We do not believe that these policies or practices are reasonably likely to have a material adverse effect on our Company. While risk-taking is a necessary part of growing a business, our executive compensation philosophy focuses principally on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. For example:
•our annual cash award programs are capped for all members of senior management, including our Named Executive Officers (NEOs);
•our Share Ownership Guidelines require our NEOs to hold Company stock;
•we maintain clawback policies for executive compensation;
•our Insider Trading Policy prohibits hedging, pledging or monetization transactions involving our stock (as discussed further below under the heading titled “Anti-Hedging Policy”);
•our time-based equity grants are subject to three-year cliff vesting for all employees; and
•our performance-based equity grants awarded to our NEOs and key members of management vest only upon the achievement of certain performance metrics over a three-year performance period.
Moreover, equity awards are granted annually, which means executives always have unvested awards that could lose significant value if our business is not managed for the long term.
Stockholder Engagement
We regularly engage with our stockholders to review our financial performance, discuss strategic initiatives and address emerging issues. We believe that active dialogue is essential to understanding stockholder perspectives and vital to our commitment to deliver exceptional, sustainable value. Periodically, we solicit feedback through a third-party investor perception study to gauge investor sentiment. Our CEO, CFO, and members of our investor relations team maintain regular contact with a broad base of stockholders. Stockholder engagement includes quarterly earnings calls, investor conferences, and other meetings. Every other year, we host an investor day where senior management presents our long-term strategic goals and current year outlook. Following our upcoming May 2026 Investor Day, presentation materials will be posted on our website at www.poolcorp.com in the “Investors” section under the “Presentations” link.
Access to Management and Employees
Directors have full and unrestricted access to management and employees. Key members of management also attend Board meetings periodically to present information on results, plans and operations within their areas of responsibility.
Communications with the Board
If you wish to communicate with the Board, you may send correspondence addressed to the full Board, a specific director or a particular Board committee at 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed, as appropriate, depending on the facts and circumstances outlined in the communication. The Board has requested that certain items, such as junk mail, mass mailings, résumés and other job inquiries, business solicitations, and advertisements, be excluded. Materials that are hostile, threatening, illegal or otherwise inappropriate may also be withheld.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. If we amend, or grant a waiver from, a provision of our Code of Business Conduct and Ethics, we plan to post that information on our website.

Anti-Hedging Policy
We do not believe that our directors, officers, employees or other insiders should engage in short-term or speculative transactions involving our Common Stock. As such, our Insider Trading Policy prohibits these individuals from engaging in any of the following activities:

•short-term trading - any Common Stock purchased in the open market must be held for a minimum of six months and ideally longer;
•short sales - selling Common Stock not owned or not delivered within 20 days of the sale;
•hedging and monetization - entering into transactions such as prepaid variable forward contracts, equity swaps, collars, or contributing Common Stock to an exchange fund in exchange for an interest in the fund; and
•equity options - purchasing or selling publicly traded equity options in our Common Stock.

Board Committees
Board committees focus on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: Audit, Compensation and Human Capital Management, Nominating and Corporate Governance, and Strategic Planning. The table below lists the current chairs and members of each committee, all of whom are independent directors, along with the number of committee meetings held in 2025.

Current Independent Directors:	Audit Committee	Compensation and Human Capital Management Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Martha Gervasi		Chair		✓
James Hope	Chair		✓
Kevin Murphy		✓
Debra Oler		✓		Chair
Carlos Sabater (1)	✓		✓	✓
John Stokely
David Whalen	✓		Chair	✓
Meetings held in 2025	8	9	4	2
(1) As noted above, Mr. Sabater elected to not stand for re-election at the Annual Meeting.
We describe each of these Board committees below. The committee charters, which are posted on our website at www.poolcorp.com in the “Investors” section under the “Governance” link, contain descriptions that are more detailed.

Audit Committee
The Audit Committee oversees our accounting and financial reporting processes, the audits of our financial statements, and our risk management processes and compliance programs. Its primary responsibilities include, among other matters, assisting the Board in oversight of:
•the preparation and integrity of our financial statements;
•the independent registered public accounting firm’s qualifications, performance and independence;
•the performance of our internal audit function;
•information technology security and risks, including cybersecurity risks; and
•compliance with legal and regulatory requirements as well as our standards of business conduct, code of ethics and internal policies.
The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and Nasdaq rules. In addition, the Board has determined that all three above-identified members of the Audit Committee qualify as “audit committee financial experts” as defined in the SEC rules.
Compensation and Human Capital Management Committee
The Board is committed to strong oversight of our company culture and the management of human capital. The Board has long taken an active role in ensuring robust policies and programs are in place for employee recruitment, relations, training, development, and health and wellness. Recently, the Board renamed its former Compensation Committee as the Compensation and Human Capital Management Committee and amended the committee’s charter to formally expand and clarify the committee’s capital management responsibilities. The revised charter reflects and codifies practices and priorities that were already an integral part of our approach to managing human capital.
The Compensation and Human Capital Management Committee is responsible for:
•overseeing our executive compensation programs to ensure alignment with company objectives and market practices;
•making recommendations to the Board regarding compensation and benefit plans for executive officers, directors, and employees, including cash incentive and equity-based plans;
•administering our equity compensation plans, with full and final authority to grant equity-based awards and establish performance metrics;
•monitoring and advising on policies and programs related to recruitment, employee relations, training and development, and workforce health and wellness;
•regularly reviewing the effectiveness and competitiveness of our human capital management strategies and policies; and
•overseeing succession planning for senior management.
The Compensation and Human Capital Management Committee also has the authority to engage outside advisers, including independent compensation consultants, to review and advise on the overall structure, competitiveness, and suitability of our compensation and human capital programs.
All members of the Compensation and Human Capital Management Committee meet the independence requirements set by the SEC and Nasdaq. For more information about the committee’s process for determining executive compensation, please see the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:
•identifying qualified individuals to be considered for nomination to serve as directors;
•recommending to the Board director nominees for election at the next annual meeting of stockholders;
•assisting the Board in committee member selection;
•evaluating the overall effectiveness of the Board and committees of the Board; and
•reviewing and considering corporate governance practices.
The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates. For additional information, see “Stockholder Proposals and Board Nominations.”
Strategic Planning Committee
The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan and then reports and makes recommendations regarding our strategic plan to the full Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan, which we update and review with the Board periodically, incorporates specific goals for growth and business development over the next three to five years.
Compensation and Human Capital Management Committee Interlocks and Insider Participation
During the last fiscal year, Ms. Gervasi, Mr. Murphy, and Mrs. Oler served on the Compensation and Human Capital Management Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation and Human Capital Management Committee.

Information about our Executive Officers

The following table presents, as of March 12, 2026, certain information about our current executive officers. We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name	Age	Position
Peter D. Arvan	60	President and Chief Executive Officer
Melanie M. Hart	53	Senior Vice President, Chief Financial Officer, Treasurer
Jennifer M. Neil	52	Senior Vice President, Chief Legal Officer, Corporate Secretary
Kenneth G. St. Romain	63	Senior Vice President
John B. Watwood	47	Executive Vice President

Peter D. Arvan
Please refer to the section titled “Election of Directors (Proposal 1)” beginning on page 5 of this proxy statement for Mr. Arvan’s biographical information.

Melanie M. Hart
In 2024, Mrs. Hart was promoted to senior vice president. She has also served as chief financial officer and treasurer since 2021. Mrs. Hart previously served as vice president and chief accounting officer from 2019 to 2021 and as chief accounting officer and corporate controller from 2007 to 2019. She first joined Pool Corporation in May 2006 as the senior director of corporate accounting before becoming the corporate controller in 2007. Prior to that, Mrs. Hart, a certified public accountant, served numerous publicly traded companies during her roles in the Assurance and Advisory Business Services Group at Ernst & Young LLP for 12 years.

Jennifer M. Neil
In 2024, Ms. Neil was promoted to senior vice president. She has also served as chief legal officer of Pool Corporation since 2003. In 2005, she was appointed to serve as corporate secretary and in 2018, she was also named vice president. From January 2000 through April 2003, Ms. Neil was employed by Adams and Reese LLP, where she represented and advised corporations in a range of areas, including labor and employment, commercial litigation, and securities. Earlier in her career, she was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, where her work focused on structured finance.

Kenneth G. St. Romain
Mr. St. Romain was named senior vice president in 2022. He previously served as group vice president since 2007, general manager of the Central Division of SCP Distributors, LLC from 2001 to 2007 and as vice president of SCP Distributors, LLC since 2004. Prior to that, Mr. St. Romain held several positions in management and has been employed with the company since 1993. In January 2026, Mr. St. Romain announced that he will retire from his position at an unspecified date later in 2026.

John B. Watwood
Mr. Watwood joined the Company as executive vice president in January 2026. From 2008 until his transition to Pool Corporation, he advanced through a range of roles at Motion Industries, beginning in technical and operational positions before progressing through various leadership roles, ultimately serving as senior vice president of sales and operations. Earlier in his career, Mr. Watwood gained experience at SMS Corporation of America and Applied Industrial Technologies.

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act of 1934, as amended (the Exchange Act), the table below sets forth information concerning the beneficial ownership of our Common Stock by:

(i)each of our directors and director nominees;
(ii)each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” (the Named Executive Officers);
(iii)all of our directors, director nominees and executive officers as a group; and
(iv)each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

Unless otherwise noted, all information is as of March 12, 2026, and, based on information furnished to us by such stockholders, all shares indicated as beneficially owned are held with sole voting and investment power.

Our executive officers and directors are prohibited from pledging Company Common Stock as collateral for a loan, including through traditional margin accounts.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Shares Presently Acquirable or Acquirable within 60 Days (2)	Percentage of Outstanding Common Stock
Current Directors and Director Nominee
Peter Arvan	110,999		—	*
Martha Gervasi	1,973		—	*
James Hope	2,570		—	*
Kevin Murphy	461		—	*
Debra Oler	2,963		—	*
Manuel Perez de la Mesa	978,182	(3)	45,027	3%
Mark Pompa (4)	—		—	*
Carlos Sabater	1,915		—	*
John Stokely	14,586		—	*
David Whalen	7,722		—	*

Named Executive Officers (5)
Melanie Hart	31,629		5,250	*
Jennifer Neil	14,477		—	*
Kenneth St. Romain	92,258		—	*

All directors, director nominees and executive officers as a group (14 persons)	1,268,233	(6)	50,277	3%
Greater than 5% Beneficial Owners
BlackRock, Inc.	2,219,667	(7)		6%
Kayne Anderson Rudnick Investment Management, LLC	1,760,492	(8)		5%
T. Rowe Price Investment Management, Inc.	2,001,987	(9)		5%
The Vanguard Group, Inc.	4,444,257	(10)		12%
Berkshire Hathaway Inc.	3,068,885	(11)		8%
Wellington Group Holdings LLP	2,563,373	(12)		7%
_______________
*    Less than one percent.

(1)Includes shares of unvested restricted stock for executive officers and directors as these shares convey the right to vote and may also receive dividends if and when declared by our Board.
(2)Reflects the number of shares that could be purchased upon the exercise of options that are presently exercisable or will become exercisable on or before May 11, 2026.

(3)Includes (i) 6,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; (ii) 105,108 shares held by a trust for which Mr. Perez de la Mesa serves as a trustee; and (iii) 809,972 shares held in five irrevocable trusts for the benefit of Mr. Perez de la Mesa’s adult children.
(4)Mr. Pompa has been nominated for election to the Board at the Annual Meeting.
(5)Information regarding shares beneficially owned by Mr. Arvan, our chief executive officer, appears above under the caption “Current Directors and Director Nominee.”
(6)Includes 915,080 shares held in trusts and 6,000 shares held by family members of such persons.
(7)Based on a Schedule 13G/A filed with the SEC on January 21, 2026, BlackRock, Inc. has sole voting power over 2,100,261 shares and sole dispositive power over 2,219,667 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in BlackRock’s Schedule 13G/A. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(8)Based on a Schedule 13G/A filed with the SEC on February 13, 2026, Kayne Anderson Rudnick Investment Management, LLC (Kayne) has sole voting power over 1,238,654 shares, sole dispositive power over 1,251,812 shares and shared dispositive and voting power over 508,680 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in Kayne’s Schedule 13G/A. The business address of Kayne is 2000 Avenue of the Stars, Los Angeles, California 90067.
(9)Based on a Schedule 13G filed with the SEC on February 17, 2026, T. Rowe Price Investment Management, Inc. (T. Rowe) has sole voting and dispositive power over 1,995,489 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in T. Rowe’s Schedule 13G. The business address of T. Rowe is 1307 Point Street, Baltimore, Maryland 21231.
(10)Based on a Schedule 13G/A filed with the SEC on February 13, 2024, the Vanguard Group, Inc. (Vanguard) has shared voting power over 52,493 shares, sole dispositive power over 4,277,281 shares and shared dispositive power over 166,976 shares. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in Vanguard’s Schedule 13G/A. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(11)Based on a Schedule 13G/A filed with the SEC on February 17, 2026, Berkshire Hathaway and Warren E. Buffett and certain other affiliates thereof have shared voting and dispositive power over 3,068,885 shares. National Indemnity Company, GEICO Corporation and Government Employees Insurance Company each have shared voting and dispositive power over 3,068,885 shares. Precision Castparts Corp. Master Trust has shared voting and dispositive power over 390,000 shares. The business address of Berkshire Hathaway and Mr. Buffett is 3555 Farnam Street, Omaha, Nebraska 68131.
(12)Based on a Schedule 13G filed with the SEC on November 12, 2025, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each have shared voting power over 2,261,190 shares and shared dispositive power over 2,563,373 shares, and Wellington Management Company LLP has shared voting power over 2,026,078 shares and shared dispositive power over 2,158,877 shares. The business address of each of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

EQUITY COMPENSATION PLAN INFORMATION

All of our existing equity compensation plans were approved by our stockholders. The following table provides information about shares of Common Stock that may be issued under our existing equity compensation plans as of December 31, 2025.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (LTIP)	414,190	$236.78	3,783,983	(1)
Employee Stock Purchase Plan	—	—	36,492
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	414,190	$236.78	3,820,475
(1) Includes 734,295 shares that may be issued as restricted stock.

For a complete description of our equity compensation plans, see Note 6 in our 2025 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

In the discussion that follows (the CD&A), we describe and analyze our compensation program and policies during the last fiscal year to our named executive officers (collectively, our Named Executive Officers or NEOs).

For fiscal 2025, our Named Executive Officers were:

•Peter D. Arvan, President, Chief Executive Officer and Director;
•Melanie M. Hart, Senior Vice President, Chief Financial Officer and Treasurer;
•Jennifer M. Neil, Senior Vice President, Chief Legal Officer and Corporate Secretary; and
•Kenneth G. St. Romain, Senior Vice President.

In January 2026, Mr. St. Romain informed the Board of his decision to retire as Senior Vice President but stated that he would remain in the position until later in 2026 to ensure a successful transition. The Company would like to take this opportunity to thank Mr. St. Romain for his more than 40 years of service.

Executive Summary
2025 Executive Compensation Highlights

•At our 2025 annual meeting of stockholders, 96.0% of stockholders voted to approve our executive compensation program, reflecting strong support from our investors.

•In February of 2025, the Compensation and Human Capital Management Committee (the Committee) made the following changes to our 2025 executive compensation design. We discuss each change more fully in the sections that follow.

•Beginning with the 2025 equity awards, time-based restricted stock awards will fully vest after three years (cliff vesting), contingent on continued employment through the vesting date. In 2024, these awards vested 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date. We believe this change enhances our program’s effectiveness as an attraction and retention tool by better aligning with market practice while ensuring our continued commitment to driving sustainable growth and value for our stockholders. Although the new schedule shortens the vesting period, it remains more restrictive than those of most of our peers, who typically offer ratable vesting over a three-year period.

•For the 2025 performance-based awards, the Committee established a three-year diluted earnings per share (EPS) CAGR target of 6%. This target was based on low single-digit growth in 2025 (aligned with the midpoint of our guidance range at the time) followed by mid single-digit growth in 2026 and double-digit growth in 2027, consistent with our long-term outlook. The threshold performance level of 3% assumes flat earnings in 2025 (the low end of our guidance range at the time) with low to mid single-digit growth in each of the subsequent two years. The maximum performance goal of 9% requires mid single-digit growth in 2025 (the upper end of our guidance range at the time), upper single-digit growth in 2026 and mid double-digit growth 2027, aligned with our long-term expectations.

Overview of Fiscal 2025 Performance Results

As in 2024, market conditions during the majority of 2025 were challenged by relatively elevated consumer interest rates and product cost and labor inflation, which led to consumer hesitancy on discretionary spending and some cyclical suppression of demand. These market conditions adversely impacted new pool construction and remodeling projects, particularly in the first half of the year.

Net sales were $5.3 billion for 2025, comparable to 2024 net sales. Sales of non‑discretionary products were steady throughout the year. In the second half of the year, we noticed improved sales trends for discretionary products. Excluding a reversal of import taxes in 2024, our 2025 gross margin improved 20 basis points, reflecting positive impacts from price increases and disciplined supply chain management. Operating expenses rose 4% to $992.3 million in 2025, primarily driven by investments in technology initiatives, expansion of our sales center network, and inflationary pressures, particularly on base wages and facility costs. Operating income declined 6% to $580.2 million for the year.

Earnings per share decreased 4% to $10.85 in 2025 compared to $11.30 in 2024, which included a $0.25 benefit from the import tax reversal mentioned above. Without the benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in both years, earnings per diluted share decreased 3% to $10.73 in 2025 compared to $11.07 in 2024.

As lower housing turnover encourages homeowners to renovate their existing homes, we expect that consumers will continue to invest in outdoor living spaces as they consider backyards an extension of their home space. We believe that we are well positioned to benefit from the inherent long-term growth opportunities in our industry fueled by favorable population migration trends, product developments and technological advancements as consumers increasingly seek more sustainable and energy-efficient solutions.
In 2025, we reported cash provided by operations of $365.9 million, or 90.0% of net income. Excluding $68.5 million in federal tax payments from 2024 that were deferred into 2025 due to hurricane relief granted by the IRS, cash provided by operations was 106.9% of net income.
Over the past couple of decades, we have delivered substantial value to our stockholders through dividends and share repurchases. As shown in the table below, in 2025 we returned $531.2 million to stockholders through these programs, continuing our consistent track record of returning cash to investors. We recently announced our 20th annual dividend increase, with a compound annual growth rate of approximately 15% since the inception of our dividend program in 2004.

(in millions)	Total Dividends Paid	Total Share Repurchases	Total Cash Returned to Stockholders
1-year	$184.9	$346.3	$531.2
3-year	532.0	956.4	1,488.4
5-year	802.2	1,565.7	2,367.9
10-year	1,155.1	2,176.9	3,332.0
The table below presents the compound annual growth rates (CAGR) for our total stockholder return (TSR) compared to our peer group median and the S&P 500 Index as of December 31, 2025.

	POOL TSR CAGR	Peer Group Median TSR(1) CAGR	S&P 500 Index CAGR(1)
1-year	(31.8)%	5.0%	17.9%
3-year	(7.6)%	6.8%	23.0%
5-year	(8.0)%	10.0%	14.6%
10-year	12.1%	15.8%	14.7%
(1) As reported by FactSet
Our ten-year performance demonstrates our ability to deliver sustained growth, while our one-, three-, and five-year TSR CAGRs reflect recent industry headwinds. From 2019 to 2022, we experienced exceptional demand related to the COVID-19 pandemic, resulting in a 93% increase in net sales. Following that surge, as industry activity moderated, we maintained annual sales above $5.0 billion, delivered 2025 EPS of $10.85, and sustained a double-digit operating margin, underscoring our adaptability and long-term value creation. Despite ongoing recent industry challenges that impacted our shorter-term TSR, our operating performance over the past decade has delivered growth as noted in the table below.

(in millions)	10-year CAGR
Net sales	8%
Operating income	10%
Diluted EPS	14%
Overview of Fiscal 2025 NEO Pay Results
The performance results summarized above yielded the following 2025 pay results and expectations for the NEOs:
•the annual cash incentive plan payouts for 2025 were below target – 81.1% of target for the CEO and 68.7% of target, on average, for the other NEOs;
•performance-based restricted stock awards scheduled to vest in 2026 based on three-year average ROIC (2023-2025) were earned;
•performance-based restricted stock awards scheduled to vest in 2026 based on three-year EPS CAGR for the performance period ended December 31, 2025 were not earned; and
•we do not expect the EPS-performance-based restricted stock awards granted in 2024 with a baseline of $13.18 to vest at the end of the performance period ending December 31, 2026.

A significant part of our executives’ pay is properly linked to stockholder value through our annual incentive cash performance plan and long-term performance-based equity awards. In early 2025, the Committee reviewed our existing programs and considered current market and competitive conditions at the time along with our overall compensation objectives and philosophy and concluded that the total compensation program for our executives was appropriately focused on enhancing company performance and increasing value for stockholders. As discussed above, we believe it is important to evaluate our 2025 performance not only in comparison with the previous year but with a longer view to include the full scope of the effects of the COVID-inspired industry surge and the ensuing industry stabilization and return to a more historical cadence.
Strong Stockholder Support
At our 2025 annual meeting of stockholders, 96.0% of the shares present and entitled to vote supported our executive compensation program. The Committee, which typically establishes NEO compensation in February of each year (prior to our annual meeting for the year), considers the outcome of the prior year’s say-on-pay vote when setting executive officer compensation.
Accordingly, when setting 2025 compensation, the Committee considered the strong stockholder support shown in the 2024 say-on-pay vote, which received 93.8% approval.
The Board and the Committee appreciate and value stockholder feedback. We are encouraged by this strong vote of confidence in our pay practices and remain committed to maintaining an executive compensation structure that aligns the interests of our stockholders and company performance. The Committee will continue to review and consider stockholder advisory votes on executive compensation when making future decisions.

Summary of 2025 NEO Target Direct Compensation

		Target Annual Bonus		Target Long-Term	Target Total
Executive	Base Salary	% Salary	$ Amount	Equity Awards	Compensation
Mr. Arvan	$900,000	125%	$1,125,000	$4,624,942	$6,649,942
Mrs. Hart	540,000	75%	405,000	1,224,740	2,169,740
Ms. Neil	490,000	75%	367,500	776,156	1,633,656
Mr. St. Romain	540,000	100%	540,000	1,400,002	2,480,002
The charts below show the 2025 plan design, or target, compensation mix by component:

Sound Governance Practices
The Committee designs and implements our executive compensation program, and their goal is to create a strong pay-for-performance culture that incorporates compensation best practices into our program design. The following summary highlights our commitment to executive compensation practices that align the interests of our executives and stockholders:

	What we do:		What we don’t do:

✓	A majority of our CEO’s and a significant portion of our other NEOs’ target pay is performance-based and is not guaranteed.	✗	Our insider trading policy prohibits directors and NEOs from pledging or hedging their shares of company stock.
✓	Our variable compensation plans have caps on plan formulas.	✗	We do not provide excessive perquisites to our executives.
✓	Our equity plans contain “double trigger” change of control vesting provisions.	✗	Our equity plans prohibit the repricing of underwater stock options.
✓	We benchmark pay relative to the market and annually review companies in our peer group to ensure their appropriateness.	✗	We do not provide any single-trigger change of control cash payments to our executive officers.
✓	We maintain share ownership guidelines.	✗	We do not have any related party transactions with our executive officers.
✓	We maintain executive compensation clawback provisions in accordance with Nasdaq listing standards and the requirements of the SEC.
✓	The Committee, like all of our Board committees, is comprised solely of independent directors.
✓	The Committee periodically retains its own independent compensation consultant.

Compensation Objectives and Philosophy
The Committee and management have structured our compensation programs to foster a strong performance culture. Our primary objectives are to attract, motivate, reward and retain the talented executives essential to our success and to firmly link compensation to company performance and sustained increases in stockholder value. We ensure that a substantial portion of NEO compensation is at-risk based on performance, with a greater emphasis on long-term, rather than short-term, results. This approach rewards superior long-term returns for shareholders, supports executive development, and discourages unnecessary risk-taking.
Our compensation philosophy applies to all employees, with the proportion of at-risk compensation increasing with greater responsibility. We value long-term performance and improvement in stockholder value while balancing short-and long-term compensation to support both annual and strategic business objectives.

To achieve these goals, our program is designed to:
•align total target compensation with the median total target compensation of our peer group;
•link compensation to company performance in meeting financial and non-financial objectives;
•reward both individual and group achievements;
•closely align incentive compensation with stockholders’ interests; and
•encourage executive equity ownership through long-term performance-based equity awards.

Although we have not established specific target percentages for short-term or long-term compensation as a portion of total compensation, we carefully consider each element in relation to the overall compensation opportunity. Performance impacts both short-term and long-term compensation, with superior results leading to additional cash compensation through our annual bonus program, as well as the vesting of performance-based equity awards and increased value in time-based equity grants. Our objective is for the at-risk portions of compensation - both short-term and long-term - to represent a substantial and meaningful share of each executive’s total compensation, ensuring that sustained long-term growth provides the greatest compensation opportunities.

Compensation Setting Process

The Committee is responsible for the oversight of our executive compensation program, and they approve compensation plans for senior management and equity-based plans for all employees. In evaluating and determining executive compensation, the Committee considers many factors, including the Company’s overall performance; each executive’s role and responsibilities, individual performance, tenure and experience; and peer group performance.

The Committee typically meets in February each year to establish executive compensation plans for that fiscal year.

Role of Management

The Committee uses data, analysis, and recommendations from the CEO when considering senior management compensation. While the CEO recommends pay for other members of senior management, the Committee reviews these suggestions and makes final decisions using its own collective judgment. The CEO does not make recommendations about his own pay; the Committee determines his compensation independently. Although the CEO attends meetings where executive pay is discussed, he is not present when his own compensation is deliberated or voted on. Management also assists the Committee by preparing the annual peer group compensation analysis.

Role of Compensation Consultant

The Committee periodically hires an independent consultant to review executive and director compensation. To keep our programs aligned with stockholder interests and market trends, the Committee engaged Meridian Compensation Partners (Meridian) in 2025 to assess our executive pay.

The consultant reports directly to the Committee but may work with management as needed to collect compensation and performance data. Consultants may also seek feedback from management to clarify company processes or resolve data questions before finalizing their reports for the Committee.

Benchmarking and Establishment of Peer Group

Our compensation programs are designed to be competitive with companies of comparable size and industry, reflecting the labor market in which we compete for executive talent. As noted above, we believe that total target compensation for our NEOs should be closely aligned with the median total target compensation of our peer group. We establish compensation targets for each executive position both in the aggregate and by component based on a program designed to help us achieve our strategic and financial objectives.

The Committee reviews and compares our key compensation components – base salary, annual cash incentives, and long-term incentive awards – both individually and in total, against those offered to the most highly compensated executive officers at our peer group companies (sometimes referred to as the “market”). These comparisons use compensation data disclosed in the annual proxy statements of the peer group companies, providing the Committee with insight into executive pay and benefits within similar market environments.

The Committee reviews management’s evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by management and, in some years, by the compensation consultant. When developing our peer group, we consider the following criteria:

•organizational structure (public companies);
•type of business (primarily wholesale distribution);
•company size (measured by revenue and market capitalization); and
•group size (number of peer companies).

Our evaluation focuses on public companies that represent a comparable subset of distributors across industries. Although we consider companies with some manufacturing or retail operations, we generally exclude companies where wholesale distribution is not the majority of the business.

In 2024 , the Committee reviewed our peer group and removed Watsco, Inc. due to its atypical pay practices. As a result, our 2025 peer group consisted of the following 13 companies:

⋅Applied Industrial Technologies, Inc.	⋅GMS Inc.	⋅Resideo Technologies, Inc.
⋅Beacon Roofing Supply, Inc.	⋅Henry Schein, Inc.	⋅SiteOne Landscape Supply, Inc.
⋅Boise Cascade Company	⋅LKQ Corporation	⋅UFP Industries, Inc.
⋅Core & Main, Inc.	⋅MSC Industrial Direct Co., Inc.
⋅Fastenal Company	⋅Patterson Companies, Inc.

The table below presents our revenue and market capitalization compared to the median of our 2025 peer group (based on data available in the fall of 2024 when the 2025 peer group was established).

(in millions)	Revenue	Market Capitalization
POOL(1)	$5,368	$14,091
Peer group median(2)	6,893	6,604
(1)POOL’s revenue reflects net sales for our most recent four quarters at the time of our analysis on October 14, 2024, and our market capitalization is as of October 14, 2024.
(2)The peer group median revenue represents the median net sales for the most recent four quarters available as of October 14, 2024; the peer group median market capitalization is as of October 14, 2024. Data provided by FactSet.

The Committee reviews each component of our NEOs’ compensation compared to the peer group 25th percentile, median, and 75th percentile for similarly situated executives and uses this analysis to determine if our total target compensation closely aligns with the peer group median target compensation. Since market medians and the ranges around them represent only initial reference points, the Committee also uses its subjective judgment to set compensation targets, incorporating other relevant information such as individual executive performance and skills, long-term potential, experience in the position, retention considerations and internal equity among executives. The Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous year’s total compensation for each executive.

The Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. The Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company and that our core compensation program can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Committee continues to believe that the design of our compensation program reflects an appropriate weighting of performance-based and at-risk compensation and provides our executives with the opportunity to receive total compensation comparable or superior to the peer group median over time if our performance meets or exceeds expectations in future years.

Compensation Components
Our 2025 annual executive compensation program is relatively simple in format and includes the following primary components:

Compensation Component		Purpose	Metrics
Base salary		Provide a conservative level of fixed cash compensation	Skills and experience Individual performance Market medians
Annual cash incentive (annual bonus)		Reward achievement of short-term financial and business goals	Operating income Operating cash flow Individual objectives
Long-term equity awards	Performance shares (50% weighting)	Drive sustained performance and create long-term shareholder value by tying vesting to achievement of three-year financial goals, directly aligning compensation with results	Diluted EPS
	Time-based shares (50% weighting)	Encourage retention and promote alignment with shareholders by fostering executive stock ownership and linking realized value to our stock price	Three years of continuous service
We do not have a formal policy for allocating compensation between long-term and short-term elements or between cash and non-cash compensation. As noted in “Compensation Objectives and Philosophy” above, we believe that senior executives should receive a larger proportion of their total compensation through pay-for-performance annual cash bonuses and long-term equity awards. This structure ensures that executive pay is influenced by our company’s performance and returns to stockholders, thereby aligning executive interests with those of stockholders. In the following sections, we describe each component of compensation.
Base Salary
(See Summary Compensation Table, Column 3)
Base salary plays an important role in attracting and retaining strong executive talent by providing a predictable level of income. The Committee reviews base salaries annually and makes adjustments as needed to reflect market competitiveness, changes in an executive’s responsibility and individual job performance.
In February 2025, the Committee approved merit-based salary increases for each of our NEOs. The table below summarizes the changes.

Executive	2025 Salary	2024 Salary	Increase
Peter Arvan	$900,000	$875,000	2.9%
Melanie Hart	540,000	525,000	2.9%
Jennifer Neil	490,000	475,000	3.2%
Kenneth St. Romain	540,000	525,000	2.9%
Even after these increases, the base salaries for our NEOs in 2025 remained near or below the median compared to similar roles at the peer group companies. We have intentionally structured our compensation to focus more on performance-based incentives rather than fixed salary.

Annual Cash Incentive
(Summary Compensation Table, Column 5)
(Grants of Plan-Based Awards, Columns 3-4)

We provide annual cash incentive awards (annual bonuses) to align executive actions with our short-term goals for growth, financial performance and other key business metrics. These bonuses give executives the opportunity to earn goal-based awards that reflect evolving internal and external business conditions and objectives. Each NEO’s target bonus is calculated as a percentage of base salary and is tied to achievement of specific performance targets.
Each February, the Committee reviews the performance against the prior year’s targets, approves bonus payments (if any), and sets new goals for each NEO for the current year. Annual bonuses are typically paid in late February following the completion of the performance period.
2025 Plan Design
In February 2025, the Committee set goals and targets for the 2025 annual bonus plans, established target bonus amounts for each NEO, and capped maximum bonus opportunities at 200% of each target.

For 2025, NEO annual bonus targets were based on the following two categories:

•financial measures: primarily operating income for all NEOs and operating cash flow for certain NEOs; and
•individual business objectives: tailored to each NEO’s area of responsibility.

These metrics are designed to be challenging and drive improved financial performance. For 2025, operating income serves as the primary financial performance metric, as shown in the table below. While the Committee has discretion to adjust operating income as specified by our compensation plans, no such adjustments were made in 2025.

We believe operating income is a strong indicator of stockholder value because it:

•strongly correlates with our stock price over time;
•is objective and widely recognized as a performance indicator;
•aligns our cash award plans with our goal of delivering superior returns to our stockholders; and
•is not impacted by tax benefits related to share-based awards or changes to federal tax rates.

The Committee has reviewed the use of operating income and determined it does not create unnecessary risk. For Mr. Arvan, Mrs. Hart and Mr. St. Romain, the 2025 annual bonus plan also includes operating cash flow as a financial metric, measured by adjusted net cash provided by operations, as explained in more detail below.

The Committee assigns an annual incentive target, expressed as a percentage of base salary, to each executive officer. For fiscal year 2025, the Committee maintained the percentages at the same levels as the prior year as they continued to reflect competitive norms. The table below sets forth the annual cash incentive targets and the actual amounts earned for each of our NEOs under the 2025 annual bonus program.

Executive	Target as a % of Base Salary(1)	Target $	Achievement as a % of Target	Award Earned
Mr. Arvan	125%	$1,125,000	81.1%	$912,423
Mrs. Hart	75%	405,000	78.9%	319,371
Ms. Neil	75%	367,500	70.3%	258,252
Mr. St. Romain	100%	540,000	56.9%	307,134
(1)The weight for each component of the annual incentive plan, expressed as a percentage of the target payout, is as follows:

Executive	Consolidated Operating Income	Group Operating Income	Operating Cash Flows	Other Specific Business Objectives
Mr. Arvan	64.0%	N/A	16.0%	20.0%
Mrs. Hart	66.7%	N/A	6.7%	26.6%
Ms. Neil	66.7%	N/A	N/A	33.3%
Mr. St. Romain	N/A	65.0%	10.0%	25.0%

The table below sets forth the threshold, target, and maximum values for each financial performance metric along with the actual performance achieved as a percentage of the target. Payouts are determined on a straight-line, prorated basis for results that fall between these specified levels. Each NEO may earn between 0% and 200% of their target cash incentive opportunities. No payout is awarded if performance fails to meet the threshold level.

Performance Metric	Threshold	Target	Maximum	Actual Results	Payout % of Target
Consolidated Operating Income (1)	$540.0	$636.0	$699.0	$580.2	56.4%
Group Operating Income (1)(2)	$663.6	$780.7	$858.7	$655.8	—%
Operating Cash Flow (3)	90%	100%	110%	106.9%	168.8%
(1)Amounts in millions
(2)The group operating income metric applies only to Mr. St. Romain.
(3)The operating cash flow metric applies only to Mr. Arvan, Mrs. Hart and Mr. St. Romain. We reported net cash provided by operations that was 90% of net income for the year ended December 31, 2025. To determine achievement of the operating cash flow target, the Committee authorized the use of adjusted net cash provided by operations. This adjustment excluded $68.5 million in federal tax payments deferred from 2024 to 2025, as allowed under IRS hurricane relief provisions. For purposes of the performance metric, adjusted net cash provided by operations for the year ended December 31, 2025, was 106.9% of net income.

With respect to other specific business objectives, each is tailored to the NEO’s individual responsibilities and is designed to drive operational improvements and continued growth beyond prior performance. These objectives are intentionally set as stretch goals, recognizing that full achievement may not always be possible. Mr. Arvan evaluates the performance for all NEOs other than himself; the Board assesses Mr. Arvan’s achievement of his objectives.

The table below describes the portion of each NEO’s target bonus assigned to other specific business objectives and the payout achieved for each officer.

	Other Specific Business Objectives (1)
Executive	Weight	Payout as a % of Target	Payout $
Mr. Arvan	20.0%	90%	$202,500
Mrs. Hart	26.6%	113%	121,500
Ms. Neil	33.3%	98%	120,050
Mr. St. Romain	25.0%	160%	216,000

(1) The other specific business objectives for each of our NEOs were:

Mr. Arvan
•strategic initiatives
•cybersecurity
•team development and succession planning
Mrs. Hart
•corporate development
•profitability and capital allocation
•team development and succession planning
Ms. Neil
•business development and organizational support
•corporate governance
•litigation management
•compliance and people initiatives
Mr. St. Romain
•strategic initiatives
•team development and succession planning

Long-Term Equity Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Column 6)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element of our total compensation package that closely align the interests of our NEOs with those of our stockholders, create retention incentives, and reward longer-term performance. In 2025, the Committee approved an award mix for our NEOs consisting of 50% time-based restricted stock awards and 50% performance-based restricted stock awards. This mix underscores our commitment to an executive compensation program designed to drive high performance and generate stockholder value while mitigating risks.

The Committee determines individual equity awards based on relevant market data and each employee’s responsibilities and performance. Restricted stock awards convey all stockholder rights, including voting, but cannot be sold or transferred until fully vested. While the time-based restricted shares receive dividends, dividends for performance-based restricted stock accrue and are paid only upon, and to the extent of, vesting. To the extent granted, stock options align executive performance with stockholder interests, as their value increases only with stock price improvement after the grant date, giving executives a direct stake in the company’s performance.

In 2025, the Committee allowed each of the NEOs to elect to receive his or her time-based equity award in the form of time-based restricted stock awards, stock options, or a combination of the two. As noted above, the Committee believes that both stock options and restricted stock awards are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. In 2025, each of our NEOs elected to receive 100% of their time-based equity awards in the form of restricted stock.

Time-based Restricted Stock Awards

Beginning with the 2025 equity awards, time-based restricted stock awards cliff vest after three years, contingent on continued employment through the vesting date. In 2024, the time-based restricted stock awards vested 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date. This change enhances our program’s effectiveness as an attraction and retention tool by better aligning with market practice while ensuring our continued commitment to driving sustainable growth and value for our stockholders. However, while this vesting schedule moves us closer to market practice, it remains more restrictive than the majority of our peers, who typically offer three-year ratable vesting schedules.

Performance-based Restricted Stock Awards

Awards granted in 2025
The performance-based restricted stock awards are based on diluted EPS CAGR over a three-year performance period. As noted in the table below, the actual number of shares that vest at the end of the performance period range from 0% to 200% of the award’s target value. In establishing the performance targets for the 2025 grant, the Committee reviewed Company-specific and industry outlooks, historical and projected growth rates for the Company and external expectations and guidance. The Committee evaluated market and industry conditions, including relatively high interest rates, persistent but moderating inflation, and constrained housing trends pressured by affordability challenges.

For the 2025 performance-based awards, the Committee established a target three-year EPS CAGR of 6%. This target is based on low single-digit growth in 2025 (aligned with the midpoint of our guidance range at the time) followed by mid single-digit growth in 2026 and double-digit growth in 2027, consistent with our long-term outlook. The threshold performance level of 3% assumes flat earnings in 2025 (the low end of our guidance range at the time) with low to mid single-digit growth in each of the subsequent two years. The maximum performance goal of 9% requires mid single-digit growth in 2025 (the upper end of our guidance range at the time), upper single-digit growth in 2026 and mid double-digit growth 2027, aligned with our long-term expectations.

Three-Year Adjusted Diluted EPS CAGR	Award Achieved	Award Earned as a Percentage of Target(1)
3%	Threshold	50%
6%	Target	100%
9%	Maximum	200%

(1) Achievement between the specified targets is calculated on the basis of straight-line interpolation.

The table below sets forth the time-based and performance-based restricted stock awards granted to our NEOs in 2025:

Executive	Time-based ($/#)	Performance-based (Target $/#)
Mr. Arvan	$2,312,471 6,650	$2,312,471 6,650
Mrs. Hart	$612,370 1,761	$612,370 1,761
Ms. Neil	$388,078 1,116	$388,078 1,116
Mr. St. Romain	$700,001 2,013	$700,001 2,013

Based on the total grant date fair value of equity-based awards granted in 2025, the awards granted to Mr. Arvan as CEO were approximately four times the average total fair value of the awards granted to our other NEOs. This reflects his substantially greater responsibilities and the structure of his compensation mix. Mr. Arvan’s duties encompass all aspects of our management and operations and are broader and more significant in scope than those of our other NEOs.

Results for awards with performance periods ending in 2025

2023 PS-1 Awards
The PS-1 awards granted in 2023 were based on average return on invested capital (ROIC) for the three-year performance period ended December 31, 2025. These shares vest 50% on the third anniversary of the grant date and 50% on the fifth anniversary, subject to meeting a three-year average ROIC threshold of 10%. We achieved a three-year average ROIC of 21.3%, satisfying the performance condition. Accordingly, 50% of the shares vested in February 2026 and the remaining 50% will vest as scheduled in February 2028.

2023 PS-2 Awards
The PS-2 awards granted in 2023 were based on diluted EPS CAGR over a three-year performance period ended December 31, 2025. The table below presents the threshold, target, and maximum performance metrics applicable to these awards. Actual results did not meet the threshold; consequently, no awards were earned.

Performance Metric	Threshold	Target	Maximum	Actual Results	Payout % of Target
Three-year EPS CAGR	5%	10%	20%	<5%	—%

Other Compensation Policies and Practices
Stock Ownership Guidelines

The Committee believes executives and directors should maintain a significant equity interest in the Company, which creates an owner’s perspective and aligns their interests with those of our stockholders. Our Board maintains stock ownership guidelines that generally require NEOs to hold shares of Common Stock or stock equivalents with specified market values within five years of appointment and directors to do so within three years of appointment. The table below summarizes the specific ownership requirements.

Position	Equity Ownership Guidelines
CEO	5x base salary
Vice presidents	2x base salary
Directors (other than the CEO)	3x annual cash retainer
The Committee reviews compliance with these stock ownership guidelines annually. All current NEOs and directors are in compliance.

Insider Trading Policy

We have adopted an insider trading policy (the Insider Trading Policy) that governs the purchase, sale and other transactions involving our securities by officers, directors and all employees. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to us. You can find our Insider Trading Policy in the “Investors” section of our website under the “Governance” link.

Equity Grant Practices

The Committee approves equity grants for executive officers and other employees at the Board’s annual February meeting. In 2025, these grants were approved approximately one week after the announcement of our 2024 earnings. Equity awards for non-employee directors are generally granted following approval at the meetings of the Committee and Board of Directors in the second quarter of each year. Additionally, the Committee may, from time to time, grant one-time equity-based awards to key employees.

The Committee does not consider material non-public information when determining the timing and terms of equity-based awards. Similarly, the Company does not time the disclosure of material non-public information to influence the value of executive compensation.

Clawback Policy

You can find our clawback policy, which complies with SEC rules and Nasdaq listing standards, on the “Investors” section of our website under “Governance.” Under the policy, if an accounting restatement results from material noncompliance with any financial reporting requirement under securities laws, the Company will seek to recover erroneously awarded incentive-based compensation previously paid to our executive officers.

Retirement and Savings Plans
(Summary Compensation Table, Column 6)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan) is generally available to both management and non-management employees. Eligible employees may defer eligible compensation up to the Internal Revenue Code limit - $23,500 in 2025, or $31,000 for participants who turn 50 during the plan year. We match 100% of the first 3% of eligible compensation deferred and 50% of deferrals between 3% and 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan) allows employees in key management roles (including all NEOs) to defer eligible cash compensation. Participants receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total matching contributions for each participant across both plans cannot exceed 4% of a participant’s eligible cash compensation annually. This plan helps align total retirement benefits for higher-earning employees with those available to other employees as a percentage of pay.

We do not provide defined benefit pension arrangements or any other compensation arrangements to our NEOs beyond those discussed in this proxy statement or available to all Company employees.

Perquisites and Other
(Summary Compensation Table, Column 6)

We believe perquisites should be limited. In line with this philosophy, our executives receive few benefits that are not generally available to all employees. We provide certain employees, including the NEOs, with a company vehicle, including maintenance, insurance and fuel. These employees may use their vehicles for both personal and business reasons. Officers may choose to purchase their company vehicle at book value at the end of its designated service life. Additionally, we waive monthly medical and dental premiums for each of the NEOs, and we offer annual physicals, including comprehensive diagnostic tests, to our CEO and other officers. These tests reduce risk by identifying possible health matters for key employees, helping us to ensure that members of our executive management team are in good health and available to work. The Company does not reimburse NEOs for club or like memberships. Excluding benefits available to all full-time employees, NEO benefits and other compensation represent approximately 2.0% of the NEO total compensation in the aggregate.

We occasionally use a non-commercial flight service for business travel by our CEO and other senior executives to improve travel efficiency, increase productive working hours and provide a flexible, secure travel option. Given our large footprint, including many locations not easily accessible by commercial aircraft, charter flights may be used when appropriate. Our policy allows the CEO to be accompanied by an immediate family member on a flight already scheduled for business purposes, including to company events where spouses or other guests are invited, if there is no incremental cost to the Company.

Other Compensation Matters

Under Mr. Arvan’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of 52 weeks. The agreement also provides that Mr. Arvan may not compete with the Company for one year following the termination of his employment. Our other NEOs have also signed employment agreements, which entitle them to receive their respective base salaries for a period of 26 weeks if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.

The employment agreements also provide potential benefits in connection with a termination without cause or with good reason within two years following a change in control. In connection with such a termination, Mr. Arvan will receive his base salary for a period of 104 weeks, and each of the other NEOs will receive his or her base salary for a period of 78 weeks. Each executive will also be eligible for certain welfare benefits for a period of 18 months, and each will receive their target bonus for the year of termination.

The Committee believes these provisions are necessary to recruit highly talented executives and are conservative. The Committee further recognizes that these post-employment payment levels are generally below the practice among comparable companies. Our NEOs are not entitled to any other change of control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards in the case of a qualifying termination within two years of a change of control as further described in the “Potential Payments Upon Termination of Employment or Change of Control” section of our Executive Compensation discussion.

REPORT OF THE COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2025

The Compensation and Human Capital Management Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE
Martha S. Gervasi, Chair
Kevin M. Murphy
Debra S. Oler

The Compensation and Human Capital Management Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2025.  As discussed in our “Compensation Objectives and Philosophy” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.

FISCAL 2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Peter D. Arvan	2025	$900,000	—	$4,624,942	$912,423	$76,637	$6,514,002
President and	2024	875,000	—	3,500,074	765,625	138,714	5,279,413
Chief Executive Officer	2023	800,000	—	3,500,355	1,728,760	74,373	6,103,488
Melanie M. Hart	2025	540,000	—	1,224,740	319,371	75,447	2,159,558
Senior Vice President and	2024	525,000	—	800,332	262,500	70,642	1,658,474
Chief Financial Officer	2023	450,000	—	1,000,817	949,928	99,643	2,500,388
Jennifer M. Neil	2025	490,000	—	776,156	258,252	69,000	1,593,408
Senior Vice President, Secretary	2024	475,000	—	600,642	213,750	84,446	1,373,838
and Chief Legal Officer	2023	325,000	—	525,804	686,059	76,377	1,613,240
Kenneth G. St. Romain	2025	540,000	—	1,400,001	307,134	83,109	2,330,244
Senior Vice President	2024	525,000	—	1,000,020	328,125	109,082	1,962,227
	2023	450,000	50,000	1,201,123	873,428	108,954	2,683,505

(1)The amounts in this column do not reflect compensation actually received by the NEOs or value that will ultimately be recognized by the NEOs. Instead, these amounts reflect the total fair value for grants of time-based and performance-based restricted stock awards as of the grant date, which is based on the closing price of our Common Stock on the date of grant in accordance with Accounting Standards Codification (ASC) Topic 718. The values shown above assume the EPS performance-based restricted stock awards vest at the target level. The grant date value of the 2025 performance-based restricted stock awards assuming maximum payout and based on the closing price on the day of the grant is as follows: Mr. Arvan – $4,624,942; Mrs. Hart – $1,224,740; Ms. Neil – $776,156; and Mr. St. Romain – $1,400,001. For more information on the stock grants awarded to our NEOs in 2025, please see the Fiscal 2025 Grants of Plan-Based Awards table below.

(2)Represents payouts under our annual cash performance award program and, for 2023, payouts under our former Strategic Plan Incentive Program (SPIP), which was phased out in 2023 in favor of an equity-based performance award.

(3)For details of All Other Compensation, please see the table below.

Name	Year	Company Matching Contributions to Defined Contribution Plans	Vehicle (1)	Other (2)
Mr. Arvan	2025	$40,944	$18,291	$17,402
	2024	104,035	17,492	17,187
	2023	41,385	17,326	15,662
Mrs. Hart	2025	27,292	23,951	24,204
	2024	31,915	21,256	17,471
	2023	29,123	18,819	51,701
Ms. Neil	2025	28,122	24,309	16,569
	2024	46,212	19,811	18,423
	2023	53,788	8,355	14,234
Mr. St. Romain	2025	34,697	23,869	24,543
	2024	57,822	27,098	24,162
	2023	65,401	22,930	20,623

(1)Reflects amounts related to vehicle depreciation, maintenance and insurance expenses for vehicles provided to the NEOs, which may be used for both business and personal purposes.

(2)Includes medical, dental, and disability insurance premiums, costs associated with our executive health program and the related tax gross-up amounts.

PAY RATIO DISCLOSURE

The following is our estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. As allowed under the SEC rules, we decided to keep the same median employee for the third of three years allowed. We identified our median employee by examining the 2023 total cash compensation for all employees, excluding the CEO, who were employed by us on December 31, 2023. As permitted, we excluded certain non-U.S. employees representing less than 5% of our total employee population of approximately 6,000 at the time. Specifically, we excluded from our employee population all individuals employed in Australia (85), the United Kingdom (31), Mexico (50) and Croatia (14), totaling 180 employees, or 3% of our employee population. After identifying the median employee based on total cash compensation, we calculated the annual total compensation for this employee using the same methodology we use for our NEOs as set forth in the 2025 Summary Compensation Table above. See the table below for the results of our analysis.

Median employee annual total compensation	$58,767
Mr. Arvan annual total compensation	6,514,002
Ratio of CEO to median employee compensation	111:1

The SEC rules permit companies to choose between different methodologies for median pay calculations. Other public companies may calculate their pay ratio differently than we do, and you should not assume that our pay ratio data is comparable to that of other companies.

The Grants of Plan-Based Awards table below sets forth information about the cash plan awards and equity plan awards to our NEOs in 2025.

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares in Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Arvan	02/26/2025	(1)	N/A	N/A	N/A	N/A	N/A	N/A	6,650	2,312,471
	02/26/2025	(2)	N/A	N/A	N/A	3,325	6,650	13,300	N/A	2,312,471
	02/26/2025	(3)	N/A	1,125,000	2,250,000	N/A	N/A	N/A	N/A	N/A
Mrs. Hart	02/26/2025	(1)	N/A	N/A	N/A	N/A	N/A	N/A	1,761	612,370
	02/26/2025	(2)	N/A	N/A	N/A	881	1,761	3,522	N/A	612,370
	02/26/2025	(3)	N/A	405,000	810,000	N/A	N/A	N/A	N/A	N/A
Ms. Neil	02/26/2025	(1)	N/A	N/A	N/A	N/A	N/A	N/A	1,116	388,078
	02/26/2025	(2)	N/A	N/A	N/A	558	1,116	2,232	N/A	388,078
	02/26/2025	(3)	N/A	367,500	735,000	N/A	N/A	N/A	N/A	N/A
Mr. St. Romain	02/26/2025	(1)	N/A	N/A	N/A	N/A	N/A	N/A	2,013	700,001
	02/26/2025	(2)	N/A	N/A	N/A	1,007	2,013	4,026	N/A	700,001
	02/26/2025	(3)	N/A	540,000	1,080,000	N/A	N/A	N/A	N/A	N/A

(1)Reflects time-based restricted stock awards granted under our 2007 LTIP. These awards cliff vest three years after the grant date, subject to continuous employment.
(2)Reflects performance-based restricted stock awards granted under our 2007 LTIP. These awards cliff vest three years after the grant date, subject to the achievement of applicable performance criteria. See Compensation Discussion and Analysis “Long-Term Equity Award” for a discussion of the criteria.
(3)Reflects grants under our annual cash bonus program. See Compensation Discussion and Analysis, “Annual Incentive Plan.” The target and maximum amounts included in this table reflect the potential payments based on 2025 performance; the actual annual performance award payment amounts for 2025 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The target payouts in this table reflect 125% of the 2025 base salary amount for Mr. Arvan, 100% of the 2025 base salary amount for Mr. St. Romain and 75% of the 2025 base salary amounts for the other NEOs. The maximum potential payouts are 200% of target for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Arvan	02/24/21	N/A	N/A	N/A	N/A	8,800	(1)	2,013,000	(9)	N/A		N/A
	02/23/22	N/A	N/A	N/A	N/A	7,222	(2)	1,652,033	(9)	N/A		N/A
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		8,388	(3)	1,918,755	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		699	(4)	159,896	(9)
	02/28/24	N/A	N/A	N/A	N/A	4,452	(5)	1,018,395	(9)	2,226	(6)	509,198	(9)
	02/26/25	N/A	N/A	N/A	N/A	6,650	(7)	1,521,188	(9)	3,325	(8)	760,594	(9)
Mrs. Hart	02/25/16	2,750	—	80.78	02/25/26	N/A		N/A		N/A		N/A
	03/01/17	2,750	—	117.04	03/01/27	N/A		N/A		N/A		N/A
	02/28/18	2,500	—	138.03	02/28/28	N/A		N/A		N/A		N/A
	02/24/21	N/A	N/A	N/A	N/A	786	(1)	179,798	(9)	N/A		N/A
	02/23/22	N/A	N/A	N/A	N/A	722	(2)	165,158	(9)	N/A		N/A
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		2,098	(3)	479,918	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		350	(4)	80,063	(9)
	02/28/24	N/A	N/A	N/A	N/A	1,018	(5)	232,868	(9)	509	(6)	116,434	(9)
	02/26/25	N/A	N/A	N/A	N/A	1,761	(7)	402,829	(9)	881	(8)	201,529	(9)
Ms. Neil	02/24/21	N/A	N/A	N/A	N/A	707	(1)	161,726	(9)	N/A		N/A
	02/23/22	N/A	N/A	N/A	N/A	602	(2)	137,708	(9)	N/A		N/A
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		1,322	(3)	302,408	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		74	(4)	16,928	(9)
	02/28/24	N/A	N/A	N/A	N/A	764	(5)	174,765	(9)	382	(6)	87,383	(9)
	02/26/25	N/A	N/A	N/A	N/A	1,116	(7)	255,285	(9)	558	(8)	127,643	(9)
Mr. St. Romain	02/24/21	N/A	N/A	N/A	N/A	1,336	(1)	305,610	(9)	N/A		N/A
	02/23/22	N/A	N/A	N/A	N/A	1,083	(2)	247,736	(9)	N/A		N/A
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		2,518	(3)	575,993	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A		N/A		420	(4)	96,075	(9)
	02/28/24	N/A	N/A	N/A	N/A	1,272	(5)	290,970	(9)	636	(6)	145,485	(9)
	02/26/25	N/A	N/A	N/A	N/A	2,013	(7)	460,474	(9)	1,007	(8)	230,351	(9)

(1)These shares vested on February 24, 2026.
(2)These shares will vest on February 23, 2027.
(3)These shares vested 50% on February 22, 2026 and 50% will vest on February 22, 2028.
(4)These performance-based awards were scheduled to vest on February 22, 2026. The threshold performance metric was not achieved at the end of the three-year performance period ended December 31, 2025; accordingly, the performance-based awards did not vest, and the Company cancelled these awards.
(5)These shares will vest 50% on February 28, 2027 and 50% on February 28, 2029.
(6)These shares will vest on February 28, 2027 to the extent the performance-based vesting criteria is met and will range from 0% to 200% of target. Shares presented above are based on achieving the threshold level of performance. At this time, we do not expect these awards to vest.
(7)These shares will vest on February 26, 2028.
(8)These shares will vest on February 26, 2028 to the extent the performance-based vesting criteria is met and will range from 0% to 200% of target. Shares presented above are based on achieving the threshold level of performance.
(9)Based on the market value of $228.75 per share of our Common Stock on December 31, 2025.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options and the vesting of restricted stock in 2025.

OPTION EXERCISES AND STOCK AWARDS VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Peter Arvan	—	$—	11,280	$3,922,507
Melanie Hart	1,250	343,835	1,520	525,865
Jennifer Neil	—	—	1,687	584,386
Kenneth St. Romain	—	—	3,236	1,121,236

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, eligible employees, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants may allocate their deferrals among a selection of designated investment funds. Participants may change their fund selections at any time, subject to certain limitations. The table below lists the available investment funds and their respective annual return rates for the calendar year ended December 31, 2025 as reported by T. Rowe Price. Earnings on deferred amounts are determined by the performance of the selected investment funds.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	8.92%	TRP Retirement 2015 Fund	6.57%
Goldman Sachs Small Cap Value Fund	8.84%	TRP Retirement 2020 Fund	8.13%
Delaware Value Fund	7.67%	TRP Retirement 2025 Fund	7.38%
TRP Growth Stock Fund	11.27%	TRP Retirement 2030 Fund	9.08%
TRP Mid-Cap Growth Fund	12.56%	TRP Retirement 2035 Fund	8.20%
TRP Government Money Fund	4.42%	TRP Retirement 2040 Fund	9.76%
Vanguard 500 Index Fund	8.66%	TRP Retirement 2045 Fund	8.85%
TRP Small Cap Stock Fund	12.61%	TRP Retirement 2050 Fund	8.27%
JP Morgan Mid-Cap Value	11.34%	TRP Retirement 2055 Fund	8.26%
Dodge & Cox Income Fund	5.96%	TRP Retirement 2060 Fund	9.43%
TRP Retirement 2005 Fund	5.82%	TRP Retirement 2065 Fund	11.18%
TRP Retirement 2010 Fund	7.13%	TRP Retirement 2070 Fund	12.81%
		TRP Value Fund	10.86%

Under the Deferred Compensation Plan, NEOs receive benefits according to their individual elections. However, distributions do not occur until at least one year after the end of the plan year in which the compensation was deferred or six months after employment ends, whichever is later. If an NEO demonstrates financial hardship, the plan allows earlier access to deferred funds, provided certain other requirements are met. In the event of a change of control, all vested, accrued benefits become payable in full immediately. Payments may also accelerate if the participant becomes disabled, to satisfy a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Participants can choose to receive benefits as a lump sum or in installments.

The following table summarizes the contributions and earnings for our NEOs in 2025 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter Arvan	$89,885	$29,223	$430,335	$—	$3,601,863	(2)
Melanie Hart	26,966	13,292	23,404	—	188,062	(3)
Jennifer Neil	33,015	16,649	163,775	(263,579)	1,084,662	(4)
Kenneth St. Romain	69,395	20,697	111,876	—	2,299,586	(5)
(1)These amounts are included in the Summary Compensation Table within All Other Compensation.
(2)Includes Company contributions of $90,235 in 2024 and $28,185 in 2023 disclosed in the Summary Compensation Table (All Other Compensation).
(3)Includes Company contributions of $18,115 in 2024 and $15,923 in 2023 disclosed in the Summary Compensation Table (All Other Compensation).
(4)Includes Company contributions of $32,412 in 2024 and $40,588 in 2023 disclosed in the Summary Compensation Table (All Other Compensation).
(5)Includes Company contributions of $44,022 in 2024 and $52,201 in 2023 disclosed in the Summary Compensation Table (All Other Compensation).
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Effect on Outstanding Equity Awards of Termination of Employment or Change of Control

Our equity awards are subject to “double trigger” accelerated vesting upon a change of control, which is explained in more detail below.

Stock options granted to NEOs, subject to certain limitations, will:

•immediately vest and become fully exercisable upon an executive’s death or disability;
•immediately vest and become fully exercisable if the executive experiences a qualifying termination within two years after a change of control; a qualifying termination includes a termination by the Company without cause or a termination by the executive for good reason (which is defined as a diminution of the executive’s compensation or responsibilities, or a relocation of more than 50 miles);
•remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined under the terms of the agreement and includes continuous service to us for a period of at least ten years), provided the recipient complies with certain restrictive covenants;
•be forfeited, whether or not then exercisable, upon termination for cause; and
•remain exercisable for the shorter of 90 days or the remaining term upon a termination without cause, unless the Compensation and Human Capital Management Committee, in its discretion, allows the options to continue to vest in accordance with their original schedule and maintain their original termination date.

Shares of restricted stock, including performance-based restricted stock, granted to NEOs, subject to certain limitations, will:

•fully vest upon an executive’s death or disability;
•fully vest, with any applicable performance conditions waived, if the executive experiences a qualifying termination (as described above) within two years after a change of control;
•continue to vest in accordance with the original vesting schedule upon retirement, provided the recipient complies with certain restrictive covenants; and
•be forfeited upon any other termination of employment, whether voluntary or involuntary, unless the Compensation and Human Capital Management Committee, in its discretion, provides otherwise.

In the case of performance-based restricted stock referenced above, full vesting refers to the target award level.

Under the agreements, “cause” is generally defined as the recipient’s (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company; (ii) conduct that has caused demonstrable and serious injury to the Company, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; or (iv) breach of duty of loyalty to the Company or other act of fraud or dishonesty with respect to the Company.

Assuming the executive’s termination of employment due to death or disability or a change of control and a qualifying termination occurred on December 31, 2025, the following table sets forth the value of all unvested shares of restricted stock held by the NEOs at
December 31, 2025 that would immediately vest upon such event.

	Number of Shares Unvested Awards		Value as of December 31, 2025 of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards	Stock Awards (1)	Total Awards
Peter Arvan	—	48,012	$—	$10,982,745	$10,982,745
Melanie Hart	—	9,864	—	2,256,390	2,256,390
Jennifer Neil	—	6,539	—	1,495,796	1,495,796
Kenneth St. Romain	—	12,347	—	2,824,376	2,824,376

(1)We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2025.
Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Arvan is entitled to receive his base salary for a period of 52 weeks after termination, and the remaining NEOs are entitled to receive their respective base salaries for 26 weeks. In addition, each NEO would be entitled to reimbursement of health insurance premiums for twelve months (representing an aggregate value of approximately $9,000 for each NEO as of December 31, 2025). Receipt of these severance benefits is conditioned upon the executive’s execution and non-revocation of a general release of claims and continued compliance with any applicable post-termination obligations.

On October 27, 2025, the Committee approved amended and restated employment agreements (the Amended Agreements) with the NEOs. Under the Amended Agreements, if an NEO’s employment is terminated without cause or for good reason (as defined in the Amended Agreements) within two years following a change of control, Mr. Arvan will receive his base salary for a period of 104 weeks and each other NEO will receive their respective base salaries for 78 weeks. In addition, each NEO would be entitled to reimbursement of health insurance premiums for eighteen months (representing an aggregate value of approximately $13,500 for each NEO as of December 31, 2025) and receive a target bonus for the year of termination. These benefits are subject to the executive’s compliance with the restrictive covenants in the Amended Agreements.

The table below presents the cash severance that would be payable upon termination without cause to each NEO serving as of December 31, 2025.

Name	Cash Severance Payment upon Termination Without Cause	Cash Severance Payment upon Qualifying Termination Following a Change in Control
Peter Arvan	$900,000	$2,925,000
Melanie Hart	270,000	1,215,000
Jennifer Neil	245,000	1,102,500
Kenneth St. Romain	270,000	1,350,000

The NEOs are not entitled to any additional compensation, perquisites or other personal benefits upon a change of control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the tables below present information on the relationship between executive compensation and our financial performance for each of the last five completed fiscal years. In determining “compensation actually paid” to our NEOs, we made various adjustments to the amounts reported in the Summary Compensation Table, as the SEC’s methodology for this disclosure differs from that used in the Summary Compensation Table. It is important to note that “compensation actually paid” does not represent the actual value realized by our NEOs during the year, nor does it reflect the approach the Compensation and Human Capital Management Committee uses in evaluating compensation decisions based on Company or individual performance. Instead, “compensation actually paid” is a figure calculated in accordance with SEC rules, which includes, among other things, year-over-year changes in the value of unvested equity awards. The table below summarizes the values both as previously reported in our Summary Compensation Table and as required to be disclosed in this section for fiscal years 2021 through 2025. For our NEOs other than our principal executive officer (PEO), the compensation is shown as an average.

Pay versus Performance Table

					Value of Initial $100 investment based on:
Year	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid (CAP) to PEO(1)	Average SCT Total for Non-PEO NEOs(2)	Average CAP to Non-PEO NEOs	POOL Total Stockholder Return (TSR)	S&P 500 Index TSR	Net Income (GAAP) Reported	Adjusted Diluted Earnings per Share(3)
2025	$6,514,002	$1,085,577	$2,027,737	$951,564	$65.10	$196.16	$406,404	$10.73
2024	5,279,413	1,135,943	1,494,243	811,938	95.46	166.40	434,325	11.07
2023	6,103,488	10,431,650	1,911,059	2,422,827	110.22	133.10	523,229	13.18
2022	5,846,697	(6,818,389)	1,818,217	(895,365)	82.56	105.40	748,462	18.43
2021	5,575,384	17,266,855	1,982,103	4,150,694	152.98	128.71	650,624	15.18

(1) For each fiscal year included in the table, Peter D. Arvan served as our PEO. The following table details the amounts we deducted from or added to Mr. Arvan’s total compensation, as reflected in the Summary Compensation Table, to arrive at compensation actually paid referenced in this table.

Year	(SCT) Total for PEO	Less: Reported Value of Equity Awards	Fair Value (FV) at 12/31 of Unvested Equity Awards Granted During the Year(4)	Year-Over-Year Change in FV of Equity Awards Granted in Prior Years that Vested in Year(4)	Year-Over-Year Change in FV of Unvested Equity Awards Granted in Prior Years(4)	CAP to PEO
2025	$6,514,002	$(4,624,942)	$2,357,841	$76,704	$(3,238,028)	1,085,577	$1,085,577
2024	5,279,413	(3,500,074)	1,517,865	(99,450)	(2,061,811)	1,135,943
2023	6,103,488	(3,500,354)	3,344,379	599,830	3,884,307	10,431,650
2022	5,846,697	(3,000,163)	2,183,427	(225,776)	(11,622,574)	(6,818,389)
2021	5,575,384	(2,889,832)	4,980,800	—	9,600,503	17,266,855

(2) The following table details the average amounts we deducted from or added to the average total compensation of the non-PEO NEOs, as reflected in the Summary Compensation Table, to arrive at the average compensation actually paid, as referenced in this table. The non-PEO NEOs for each year reported are as follows:

•2025: Melanie Hart, Jennifer Neil, and Kenneth St. Romain
•2024: Melanie Hart, Jennifer Neil, Kenneth St. Romain and Kristopher Neff
•2023: Melanie Hart, Jennifer Neil, Kenneth St. Romain and Kristopher Neff
•2022: Melanie Hart, Jennifer Neil, Kenneth St. Romain and Jeffrey Clay
•2021: Melanie Hart, Jennifer Neil, Kenneth St. Romain, Jeffrey Clay and Mark Joslin

Year	Average SCT Total for Non-PEO NEOs	Less: Average Reported Value of Equity Awards	Average FV at 12/31 of Unvested Equity Awards Granted During the Year(4)	Year-Over-Year Average Change in FV of Equity Awards Granted in Prior Years that Vested in Year(4)	Year-Over-Year Average Change in FV of Unvested Equity Awards Granted in Prior Years(4)	Average FV of Forfeited Equity Awards Granted in Prior Years(4)		Average CAP to Non-PEO NEOs
2025	$2,027,737	$(1,133,633)	$577,937	$11,603	$(532,080)	$—		951,564
2024	1,494,243	(700,487)	303,778	(17,789)	(267,807)	—		811,938
2023	1,911,059	(769,547)	684,186	135,758	461,371	—		2,422,827
2022	1,818,217	(625,000)	363,854	(317,677)	(1,593,663)	(541,096)	—	(895,365)
2021	1,982,103	(637,865)	1,099,398	(190,342)	1,897,400	—		4,150,694

(3) The table below reconciles diluted earnings per share to adjusted diluted earnings per share for each of the years presented.

	Year Ended December 31,
	2025	2024	2023	2022	2021
Diluted EPS	$10.85	$11.30	$13.35	$18.70	$15.97
ASU 2016-09 tax benefit	(0.12)	(0.23)	(0.17)	(0.27)	(0.74)
Adjusted diluted EPS without ASU 2016-09 tax benefit	10.73	11.07	13.18	18.43	15.23
After-tax recovery charges	—	—	—	—	(0.05)
Adjusted diluted EPS without ASU 2016-19 tax benefit and after-tax recovery charges	$10.73	$11.07	$13.18	$18.43	$15.18

(4) In determining the fair value of unvested equity awards we applied the following approach as of December 31, 2025:

•EPS performance-based awards granted in 2025: We expect these awards to vest at 55% of target.
•EPS performance-based awards granted in 2024: We do not expect these awards to vest. Accordingly, we assigned a value of zero to these awards.
•EPS performance-based awards granted in 2023: For the three-year performance period ended December 31, 2025, the threshold performance metric was not met, and the awards were cancelled.
•For all other equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year or applicable vesting date, with no material changes to the underlying assumptions for any of the awards since grant date.

2025 Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” section, our executive compensation program is guided by a pay-for-performance philosophy. The table below identifies the three financial metrics that our Compensation and Human Capital Management Committee considers the most important in their compensation decisions for our NEOs.

Financial Performance Measure
Adjusted diluted EPS
Cash provided by operations
Operating income

Relationship between Compensation Actually Paid and Performance
The graphs below show the relationship of “compensation actually paid” to our PEO and other NEOs to (i) TSR of both our Company and the S&P 500 Index, (ii) our net income and (iii) our adjusted diluted EPS.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain highly qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.
We intend to compensate our non-executive directors at a level that approximates median market practice for comparable companies. The Compensation and Human Capital Management Committee (the Committee) regularly reviews the components and amounts of non-employee director compensation, periodically retaining an independent compensation consultant to assist with its review. In benchmarking director pay, the Committee uses the same group of companies used to benchmark executive compensation, as described earlier in the “Compensation Discussion and Analysis” section of this proxy statement.
In April 2025, following its review of non-executive director compensation compared to the peer group, the Committee updated the program to more closely align our director compensation with peer group practices. The following changes went into effect following the 2025 Annual Meeting:
•the annual cash retainer for our non-employee directors increased from $85,000 to $90,000;
•the Audit Committee member retainer increased from $10,500 to $12,500; and
•the grant date value of the annual equity award for our non-employee directors increased from $125,000 to $135,000.
The table below outlines the current annual compensation program for our non-employee directors.

Compensation Element	Amount
Non-employee director cash retainer	$90,000
Additional chairman cash retainer	135,000
Audit Committee chair	25,000
Compensation and Human Capital Management Committee chair	20,000
Nominating and Corporate Governance chair	15,000
Strategic Planning chair	15,000
Audit Committee member	12,500
Compensation and Human Capital Management Committee member	10,500
Nominating and Corporate Governance member	7,500
Strategic Planning member	7,500
Director equity award	135,000

Our directors do not receive separate per meeting fees for attending Board or committee meetings, but we do reimburse them for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.
All non-employee directors receive an annual equity award valued at the time of grant at $135,000. In 2025, each director was permitted to elect to receive his or her annual equity compensation in the form of (i) 1,112 stock options with an exercise price equal to our Common Stock’s closing price on the grant date; or (ii) 461 shares of restricted stock. The annual equity awards are granted on the date of the annual meeting of stockholders and, except under certain limited circumstances, the stock options and restricted stock vest no earlier than one year after the grant date, and any options granted are exercisable for up to ten years after the grant date. All of our directors elected to receive his or her 2025 equity compensation in the form of restricted stock awards, except Mr. Perez de la Mesa who chose to receive his 2025 equity compensation in the form of stock options.
All non-employee directors may elect to receive equity grants in lieu of their cash compensation. In 2025, all of our directors elected to forgo this election, other than Mr. Perez de la Mesa who elected to receive stock options in lieu of cash compensation beginning in the third quarter of 2025.

The table below summarizes the compensation we paid to our non-executive directors during the year ended December 31, 2025.

Director	Fees Earned or Paid in Cash		Stock Awards (1)	Option Awards (1)	Total
Martha Gervasi	$115,833		$135,138	$—	$250,971
James Hope	120,833		135,138	—	255,971
Kevin Murphy	97,583		135,138	—	232,721
Debra Oler	113,833		135,138	—	248,971
Manuel Perez de la Mesa	132,542	(2)	—	134,941	267,483
Carlos Sabater	113,292		135,138	—	248,430
John Stokely	222,500		135,138	—	357,638
David Whalen	122,667		135,138	—	257,805

(1)Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the estimated fair value of the awards on the grant date.
(2)Upon re-election to the Board in April 2025, Mr. Perez de la Mesa opted to receive an equity grant in lieu of cash compensation. The amount reported in this column includes (i) fees paid in cash in the first and second quarters of 2025 of $42,500 and (ii) the $90,042 grant date fair value of the stock options Mr. Perez de la Mesa opted to receive in lieu of his cash retainer for the third quarter of 2025 through the second quarter of 2026.

As of December 31, 2025, the non-executive directors held or had the right to receive the following number of shares of Common Stock under the outstanding stock awards and stock options listed below.

Director	Stock Awards Outstanding	Options Outstanding	Options Exercisable
Ms. Gervasi	461	—	—
Mr. Hope	461	—	—
Mr. Murphy	461	—	—
Mrs. Oler	461	—	—
Mr. Perez de la Mesa	—	75,027	73,173
Mr. Sabater	461	—	—
Mr. Stokely	461	—	—
Mr. Whalen	461	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee Charter requires that the Audit Committee review and approve all transactions with related parties of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by Nasdaq.

The Audit Committee was not requested to, and did not approve, any such transactions in fiscal year 2025.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2025
The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2026 fiscal year.

AUDIT COMMITTEE
James D. Hope, Chair
Carlos A. Sabater
David G. Whalen

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and recommends the ratification of such retention by the stockholders. The Audit Committee reviews the performance of the independent registered public accounting firm annually. If the stockholders do not ratify the selection of EY, the Audit Committee will reconsider this appointment. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

We expect representatives of EY will participate in the Annual Meeting, with the opportunity to make any statement they desire at that time and to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required for ratification of the retention of EY as the Company’s independent registered public accounting firm.

The Board of Directors unanimously recommends that you vote FOR the ratification of the retention of EY as our independent registered public accounting firm for fiscal year 2026.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2025 and 2024, and fees billed for other services rendered by EY.

	2025	2024
Audit fees (1)	$1,758,794	$1,554,618
Tax fees (2)	—	9,001
Total	$1,758,794	$1,563,619

(1)Audit fees pertain to the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for both years also include services for the statutory audits of certain of our international operations.

(2)Tax fees relate to tax compliance fees billed in 2024.
The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Hope, Audit Committee Chair, has the delegated authority to preapprove such services, and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2025 and 2024, the Audit Committee and/or the Audit Committee Chair preapproved 100% of the services performed by EY. You can read the Procedures for Pre-approval of Services by the Company’s Independent Audit Firm on our website at www.poolcorp.com under the “Investors” section under the “Governance” link.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

In accordance with Section 14A of the Exchange Act, we are asking stockholders for their non-binding advisory approval (also called a “say-on-pay” vote) of the compensation of our Named Executive Officers (NEOs) as described earlier in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Our executive compensation program is designed to attract, motivate and retain our NEOs in a way that rewards performance and is linked to attaining our strategic goals and sustained increases in stockholder value. We believe our program reflects a pay-for-performance culture that strongly aligns management incentives with the long-term interests of our stockholders.

During the COVID-19 pandemic (generally 2020 through 2022), we experienced unprecedented demand, resulting in significant increases in sales and earnings. However, from the latter half of 2022 through 2025, demand normalized. This shift coincided with economic uncertainty, elevated consumer interest rates and broader macroeconomic challenges, all of which contributed to a notable decline in discretionary spending on new pool construction and remodeling activities.

Despite these headwinds, in 2025 we achieved sales exceeding $5.0 billion for the fifth consecutive year. Net sales of $5.3 billion were comparable with 2024, and gross profit remained relatively flat. Excluding a reversal of import taxes in 2024, our 2025 gross margin improved 20 basis points, reflecting positive impacts from price increases and disciplined supply chain management. Operating expenses rose 4% to $992.3 million in 2025, primarily driven by investments in technology initiatives, expansion of our sales center network, and inflationary pressures, particularly on base wages and facility costs. Operating income declined 6% to $580.2 million for the year. Amid these ongoing challenges, we maintained our commitments to expanding our footprint and enhancing technology services to our customers. By maintaining our focus on long-term growth and profitability, we believe we are well positioned for future success.

In 2025, we delivered cash flow from operations of 106.9% of net income, excluding $68.5 million in federal tax payments deferred from 2024 to 2025 under hurricane relief granted by the IRS. We also continued our long history of increasing our dividend rate and conducting share repurchases. During the year, we repurchased approximately 1,271,000 shares, or 3.4% of our outstanding shares at December 31, 2024, and returned $531.2 million of cash to stockholders through these repurchases and dividends.

Under our compensation plans, above-market stockholder returns correlate with above-market compensation, and below-market stockholder returns correlate with below-market compensation. We believe a mix of short- and long-term performance-based compensation aligns executive interests with long-term stockholder value while mitigating undue business risk. Our philosophy is for at-risk compensation (both short-term and long-term) to constitute a substantial and meaningful portion of total executive pay, with the greatest opportunities tied to sustained, long-term growth.

Demonstrating the strong linkage between pay and performance created by our executive compensation program, the NEOs’ annual cash incentive plan payouts for 2025 were below target - 81.1% of target for the CEO and 68.7% of target, on average, for the other NEOs. In addition, performance-based restricted stock awards scheduled to vest in 2026 based on the three-year EPS compound annual growth rate for the performance period ended December 31, 2025, did not vest, and these awards were cancelled.

At our 2025 annual meeting of stockholders, 96.0% of our stockholders approved our executive compensation. We are asking stockholders to vote FOR the approval of the compensation paid to the Company’s NEOs as disclosed in this proxy statement. This vote is intended to address the overall 2025 compensation of the NEOs and the philosophy, policies and practices described in this proxy statement rather than any specific item of compensation.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on this matter is required to approve, on an advisory basis, the 2025 compensation of the NEOs as described in this proxy statement. While this say-on-pay vote is advisory and therefore non-binding, our Board and the Compensation and Human Capital Management Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that you vote FOR the advisory approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
To be considered for inclusion in the proxy materials related to our 2027 annual meeting of stockholders, we must receive stockholder proposals no later than November 26, 2026. If such proposal is timely received and complies with all requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.
In addition, our Bylaws provide that in connection with an annual meeting of stockholders, a stockholder, or a group of up to 20 stockholders, owning 3% or more shares of our common stock continuously for the prior three years, may nominate and include in our proxy materials stockholder nominees for election to the Board constituting the greater of two stockholder nominees or 20% of the total number of directors in office (rounded down to the nearest whole number, which currently equates to one director based on our current nine-member Board), subject to compliance with the requirements set forth in the Bylaws. For our 2027 annual meeting of stockholders, the Company’s corporate secretary must receive written notification in compliance with our Bylaws no earlier than October 27, 2026 and no later than November 26, 2026.
Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2027 annual meeting, but does not wish to have it included in our proxy statement, must notify the Company’s corporate secretary no earlier than June 29, 2026 and no later than November 26, 2026. The notice must include the information required under our Bylaws.
In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in conformity with the SEC’s universal proxy rules in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act. The requirements under the universal proxy rules are in addition to the applicable procedural requirements under our Bylaws described above.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 26, 2026

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/POOL2026

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

POOL CORPORATION 109 NORTHPARK BLVD. COVINGTON, LA 70433
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on April 28, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
POOL CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors	For	Against	Abstain
	Nominees:				The Board of Directors recommends you vote FOR Proposals 2 and 3.
	1a. Peter D. Arvan	☐	☐	☐			For	Against	Abstain
	1b. Martha “Marty” S. Gervasi	☐	☐	☐	2.	Ratification of the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2026 fiscal year.	☐	☐	☐
	1c. James “Jim” D. Hope	☐	☐	☐	3.	Say-on-pay vote: Advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐
	1d. Kevin M. Murphy	☐	☐	☐
	1e. Debra S. Oler	☐	☐	☐
	1f. Manuel J. Perez de la Mesa	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.
	1g. Mark A. Pompa	☐	☐	☐
	1h. John E. Stokely	☐	☐	☐
	1i. David G. Whalen	☐	☐	☐

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

POOL CORPORATION
2026 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, APRIL 29, 2026 AT 9:00 AM EASTERN TIME AT
  www.virtualshareholdermeeting.com/POOL2026

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
POOL CORPORATION

We cordially invite you to virtually attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Pool Corporation, which will be held on Wednesday, April 29, 2026, at 9:00 AM Eastern Time. The Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/POOL2026, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Hart, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy card and, in their discretion, on all other matters which may properly come before the meeting, all shares of Common Stock of Pool Corporation held of record by the undersigned on March 12, 2026, at the Annual Meeting to be held on April 29, 2026, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed but no directions are given, this proxy will be voted FOR the election of each director nominee named on the reverse side and FOR proposals 2 and 3. The proxy holders named above will vote as recommended by the Board of Directors on any other matter that may properly come before the meeting.

Continued and to be signed on the reverse side